                                                                   EXHIBIT 10.18


                                 OFFICE LEASE

                                 RUSS BUILDING,
                                    Landlord

                                      and

                               BEA SYSTEMS, INC.,
                                     Tenant

                       DATED AS OF: September 24th, 1999
                                              ----

                               TABLE OF CONTENTS


Paragraph                                                                  Page
---------                                                                  ----
      1.   Premises.....................................................      1
      2.   Certain Basic Lease Terms....................................      1
      3.   Term; Delivery of Possession of Premises.....................      2
      4.   Tenant Improvements; Landlord's Allowance; Landlord's Work...      2
      5.   Monthly Rent.................................................      7
      6.   Letter of Credit.............................................      8
      7.   Additional Rent: Increases in Operating Expenses and Tax
           Expenses.....................................................      9
      8.   Use of Premises; Compliance with Law.........................     14
      9.   Alterations and Restoration..................................     16
     10.   Repair.......................................................     18
     11.   Abandonment..................................................     19
     12.   Liens........................................................     19
     13.   Assignment and Subletting....................................     19
     14.   Indemnification of Landlord..................................     24
     15.   Insurance....................................................     25
     16.   Mutual Waiver of Subrogation Rights..........................     26
     17.   Utilities....................................................     26
     18.   Personal Property and Other Taxes............................     29
     19.   Rules and Regulations........................................     29
     20.   Surrender; Holding Over......................................     29
     21.   Subordination and Attornment.................................     30
     22.   Financing Condition..........................................     31
     23.   Entry by Landlord............................................     31
     24.   Insolvency or Bankruptcy.....................................     31
     25.   Default and Remedies.........................................     32
     26.   Damage or Destruction........................................     34
     27.   Eminent Domain...............................................     36
     28.   Landlord's Liability; Sale of Building.......................     37
     29.   Estoppel Certificates........................................     37
     30.   Right of Landlord to Perform.................................     37
     31.   Late Charge..................................................     38
     32.   Attorneys' Fees; Waiver of Jury Trial........................     38
     33.   Waiver.......................................................     39
     34.   Notices......................................................     39
     35.   Deleted......................................................     39
     36.   Defined Terms and Marginal Headings..........................     39
     37.   Time and Applicable Law......................................     39
     38.   Successors...................................................     39
     39.   Entire Agreement; Modifications..............................     40
     40.   Light and Air................................................     40
     41.   Name of Building.............................................     40
     42.   Severability.................................................     40
     43.   Authority....................................................     40
     44.   No Offer.....................................................     40
     45.   Real Estate Brokers..........................................     40
     46.   Consents and Approvals.......................................     40
     47.   Reserved Rights..............................................     40
     48.   Financial Statements.........................................     41
     49.   Deleted......................................................     41
     50.   Nondisclosure of Lease Terms.................................     41
     51.   Hazardous Substance Disclosure...............................     42
     52.   Option to Renew..............................................     42
     53.   Right of First Offer.........................................     44
     54.   Ancillary Sites, Lines and Equipment.........................     45
     55.   Parking......................................................     51

EXHIBITS:
---------

A  - Outline of Premises
B  - Rules and Regulations
C  - Landlord's Work

                                     LEASE
                                     -----



       THIS LEASE is made as of the 24th day of September, 1999, between RUSS
                                    ----
BUILDING ("Landlord"), and BEA SYSTEMS, INC., a Delaware corporation ("Tenant").

       1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases
          --------
from Landlord, on the terms and conditions set forth herein, the space outlined on the attached Exhibit A (the "Premises"). The Premises are located on the
                ---------
floor(s) specified in Paragraph 2 below of the building (the "Building") presently known as the Russ Building, located at 235 Montgomery Street, San Francisco, California. The Building, its garage, the parcel(s) of land (the "Land) on which the Building and garage are located and the other improvements on the Land are referred to herein as the "Real Property".

       Tenant's lease of the Premises shall include the right to use, in common with others and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators and other public portions of the Building. All of the windows and outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment or other utilities or Building facilities are reserved solely to Landlord and Landlord shall have rights of access through the Premises for the purpose of operating, maintaining and repairing the same. Notwithstanding the preceding sentence, Tenant shall have the License as set forth in Paragraph 54 below.

       2. Certain Basic Lease Terms. As used herein, the following terms shall
          -------------------------
have the meaning specified below:

          a. Floors on which the Premises are located: A portion of the fourteenth (14) floor and the entire fifteenth (15th) and sixteenth (16) floors.

          b. Lease term: Approximately seven (7) years. The term of this Lease shall commence as to each Increment (as defined below) on the earlier of (i) the date of Substantial Completion (as defined in Paragraph 4.b. hereof) of the Tenant Improvements in such Increment, or (ii) the date on which Tenant shall commence the conduct of business from such Increment or any portion thereof. The date the Lease term so commences as to each Increment is referred to herein as the "Commencement Date" for such Increment. The term of the Lease shall end on the last day of the eighty-fourth (84th) full calendar month following the first Commencement Date to occur hereunder (the "Expiration Date). As used in this Lease, an "Increment" means each of (x) the entirety of the portion of the Premises located on the 15th and 16th floors of the Building (the "First Increment"), and (y) the entirety of the portion of the portion of the Premises located on the 14th floor of the Building (the "Second Increment"). In no event shall the Commencement Date of the Second Increment occur prior to the Commencement Date of the First Increment, unless the Commencement Date of the Second Increment shall have occurred by reason of clause (ii) above of this Paragraph 2.b.; provided, however, that
                                                        --------  -------
              this sentence shall not impair any deemed acceleration of the Commencement Date of either or both Increments by reason of Tenant Delays for purposes of determining the commencement of Tenant's obligation to pay Monthly Rent as provided in Paragraph 5.a. below. As an additional requirement of Substantial Completion of the First Increment prior to the Second Increment, Landlord shall close-off or otherwise secure the internal stairway between such two Increments.

          c. Monthly Rent: $181,393.00 (which equals $35.00 per rentable square foot per year).

          d.  Security Deposit: $181,393.00.

          e. Tenant's Share: 13.09%, which percentage has been calculated by dividing (A) the rentable square footage of the Premises, which the parties stipulate as totaling 62,192 rentable square feet for purposes of this Lease (of which 9,636 rentable square feet is attributable to the portion of the Premises located on the 14th floor, 26,032 rentable square feet is attributable to the 15th floor, and 26,524 rentable square feet is attributable to the 16th floor), by (B) the total rentable square footage of the Building, which the parties stipulate as totaling 475,000 rentable square feet for purposes of this Lease.

          f.  Base Year: The calendar year 2000.

              Base Tax Year: The fiscal tax year ending June 30, 2001.

          g.  Business of Tenant: Software development and sales.

          h. Real estate brokers: Shorenstein Management, Inc., and CB Richard Ellis, Inc.

       3.     Term: Delivery of Possession of Premises.
              ----------------------------------------

          a. The term of this Lease shall commence as provided in Paragraph 2.b. and, unless sooner terminated pursuant to the terms hereof or at law, shall expire on the Expiration Date (defined in Paragraph 2.b.).

          b. Landlord shall act diligently and in good faith to deliver the Premises to Tenant with the Tenant Improvements Substantially Completed therein on or prior to May 1, 2000. In the event of a delay in the delivery of any Increment of the Premises to Tenant, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; provided, however, that in the event that Landlord does not deliver an Increment to Tenant on or prior to June 1, 2000, as such date shall be extended for delays caused by Force Majeure or Tenant Delays (as defined in Paragraph 4.f.) (such date, as so extended, the "Trigger Date"), then for each day after the Trigger Date that passes before the delivery date of such Increment, Monthly Rent first payable by Tenant under Paragraph 5 below for such Increment only shall be abated one-half (1/2) day. In addition, in the event that Landlord does not deliver either Increment to Tenant on or prior to September 1, 2000, as such date shall be extended for delays caused by Force Majeure or Tenant Delays (such date, as so extended, the "Second Trigger Date"), Tenant shall have the right to terminate this Lease, as to such Increment only, by notice to Landlord given, if at all, within ten (10) days after the Second Trigger Date. For purposes of this Lease, "Force Majeure" shall mean strikes, lock-outs, labor disputes, shortages of material or labor, fire, earthquake, flood or other casualty, acts of God or any other cause (other than financial inability) beyond the reasonable control of Landlord, except that for purposes of determining the Second Trigger Date only, a holdover of the Premises by any tenant or other occupant shall not be considered Force Majeure.

       4.  Tenant Improvements: Landlord's Allowance: Landlord's Work.
           ----------------------------------------------------------

          a.  Plans.  Improvements shall be constructed in the Premises in
              -----
accordance with this Paragraph 4. On or before September 22, 1999, Tenant shall furnish to Landlord for Landlords review and approval (which approval shall not be unreasonably withheld) detailed layout plans and finish specifications (the "Space Plans") prepared by Interior Architects or another architect reasonably acceptable to Landlord. The Space Plans shall show all of the improvements which Tenant desires to be constructed in the Premises, and all such improvements shall comply with all applicable building codes and other legal requirements. The Space Plans and improvements shown thereon shall also comply with the "Tenant Construction Standards and Conditions for Construction" applicable to the Building (the "Building Construction Standards"), receipt of which is hereby acknowledged by Tenant. The Space Plans shall separately note any proposed structural work or extraordinary or supplemental electrical, plumbing or HVAC requirements, and shall contain such detail and specifications as would permit a general contractor to obtain preliminary estimates of the cost of performing all work shown thereon. The Space Plans shall identify any "long-lead" materials (as described in Paragraph 4.f. below) then known by Tenant or Tenant's architect. Landlord shall respond to the Space Plans within five (5) Business Days of its receipt thereof. Tenant shall respond promptly to any reasonable objections of Landlord to the Space Plans and shall resubmit appropriately revised Space Plans prepared by Tenant's architect within five (5) Business Days of Tenant's receipt of Landlord's objections. The Space Plans, as finally approved in writing by Landlord, shall be referred to herein as the "Final Space Plans." On or prior to the later of eighteen (18) Business Days of the date Landlord approves in writing the Space Plans or October 22, 1999, Tenant shall furnish to Landlord for Landlord's written approval (which shall not be unreasonably withheld) working plans and specifications (the "Working Drawings) prepared by Tenant's architect for all of the improvements which Tenant desires to be constructed in the Premises; provided, however, that if Tenant shall not submit the Space Plans to Landlord by September 22, 1999 as required above, then for each calendar day after such date until (and including) the date on which Tenant shall submit the Space Plans to Landlord, the aforesaid eighteen (18) Business Day period shall be decreased one(l) Business Day. The Working Drawings shall show improvements that conform to the Final Space Plans (except to the extent specifically noted therein or in accompanying specifications) and the Building Construction Standards and shall be in sufficient detail as to enable the general contractor for the work to obtain all necessary governmental permits for construction of all of the improvements and to secure complete bids from qualified contractors to perform the work for all of the improvements to be constructed in the Premises. Landlord shall respond to the Working Drawings within ten (10) Business Days of its receipt thereof. Tenant shall respond promptly to any reasonable objections of Landlord to the Working Drawings and shall resubmit appropriately revised Working Drawings prepared by Tenant's architect within five (5) Business Days of Tenant's receipt of Landlord's objections. (The Working Drawings, as approved in writing by Landlord, as revised by Tenant from time to time with Landlord's written approval in accordance with the following provisions of this Paragraph 4, are hereinafter called the "Final Plans", and the improvements to be performed in accordance with the Final Plans are hereinafter called the "Tenant Improvements").

          b.   Construction. Landlord and Tenant acknowledge that Turner-
               ------------
Shorenstein, L.P. or an affiliate thereof ("Landlord's Contractor") has been selected as general contractor for the construction of the Tenant Improvements. No later than fifteen (15) Business Days after approval of the Final Plans, Landlord shall cause Landlord's Contractor to receive bids from not less than three (3) qualified subcontractors for each major trade working on the Tenant Improvements. At Tenant's election, Tenant or Tenant's architect may suggest subcontractors to be included on Landlord's Contractor's bid invitation list and, subject to Landlord's prior approval (which shall not be unreasonably withheld), such subcontractors shall be so included. Within five (5) Business Days after the earlier of the expiration of the aforesaid fifteen (15) Business Day period or the date Landlord's Contractor has received all responses to its bid requests, Landlord's Contractor will analyze the same and provide Tenant with a copy of Landlord's Contractor's bid analysis, recommended winning bidders and estimated budget for the Tenant Improvements, based upon the selected subcontractors' bids and including Landlord's Contractor's Charge (as defined in Paragraph 4.g. below). Upon Tenant's request, such bid analysis shall include a schedule of values and a copy of any or all of the bids received by Landlord. Tenant shall have six (6) Business Days after the receipt of Landlord's Contractor's bid analysis to approve or reasonably disapprove Landlord's Contractor's selection of bids and Landlord's Contractor's estimated budget. During such six (6) Business Day period Tenant shall have the right to participate with Landlord in negotiations with the bidders. In the event Tenant shall disapprove of any bid selected by Landlord's Contractor, Tenant shall notify Landlord in writing of Tenant's objection to such bid. In no event shall Tenant be required to approve a bid solely by reason of the fact that it is the lowest bid. Further, if Tenant disapproves of the budget within such six (6) Business Day period and the budget will not be revised to Tenant's satisfaction by virtue of selection of alternative bids by Tenant, the Final Plans shall promptly be modified by Tenant's architect, in order to satisfactorily reduce the amount of the estimated budget. Any and all revisions to the Final Plans shall be subject to Landlord's reasonable approval. Upon Tenant's disapproval of any bid (without substitution of another received bid previously received and approved by Landlord and Tenant) or the revision of the Final Plans, Landlord shall cause Landlord's Contractor to promptly issue new bid requests and upon receipt of new bids to prepare and submit to Tenant a revised estimated budget. Tenant shall respond to the revised estimated budget in the manner described above. Any delay in commencement of the Tenant Improvements or Substantial Completion of the Tenant Improvements or increased cost of the Tenant Improvements caused directly or indirectly by any such new bid requests or revision to the Final Plans or the budget shall constitute a Tenant Delay as defined in Paragraph 4.f. below. If Tenant fails to raise any objections to the analysis and/or budget within the six (6) Business Day period(s) described above, Tenant shall be deemed to have approved Landlord's Contractor's recommended bid acceptance and proposed budget. Upon Tenant's approval or deemed approval of the bids and budget Landlord shall commence and diligently pursue to completion construction of the Tenant Improvements; provided, however, that Landlord shall have no obligation to commence such construction prior to January 2, 2000 or, if later, the date the Premises shall be surrendered by the current tenant thereof (or if either such date is not a Business Day, the first Business Day thereafter). The budget so approved or deemed approved by Tenant in accordance with the foregoing shall constitute a fixed budget for the Tenant Improvements (subject to use of any contingencies and reconciliation of any allowances with actual amounts, all as set forth in such approved budget), and Tenant shall have no liability for any costs in excess of such budget, other than by reason of Tenant Delays and Changes as more particularly set forth below. "Substantial Completion" of the Tenant Improvements shall be deemed to have occurred when they have, in Landlord's reasonable judgment, been completed in accordance with Final Plans, subject only to the completion or correction of Punch List Items, and the portion of the Premises in which such Tenant Improvements are located may be legally occupied for general office purposes. Punch List Items shall mean incomplete or defective work or materials in the Tenant Improvements which do not materially impair Tenant's use of the Premises for the conduct of Tenant's business therein. Landlord shall complete or correct all Punch List Items as soon as practicable, provided that Tenant shall have identified the same by written notice to Landlord within fifteen (15) days after Landlord's delivery of the Premises to Tenant. Tenant shall accept the Premises upon Substantial Completion of the Tenant Improvements and notice thereof from Landlord. Tenant's acceptance of the Premises shall not be deemed a waiver of (i) any latent defects in the Tenant Improvements, provided that such defects shall be identified in writing to Landlord within a reasonable period after discovery thereof by Tenant, but in any event within one (1) year after the Commencement Date applicable to such portion of the Premises, or (ii) Landlord's repair and maintenance obligations under Paragraph 10.b. below.

          c.   Changes. In the event that Tenant shall desire any change in or
               -------
to the Final Plans (a "Change"), Tenant shall submit to Landlord for Landlord's review and written approval a copy of the change order prepared by Tenant's architect or Tenant's Contractor with respect to such Change (the "Change Order"), together with revised Working Drawings prepared by Tenant's architect incorporating the requested Change and clearly identifying the same as such on the revised Working Drawings. Landlord shall not unreasonably withhold or delay its approval of the Change Order or revised Working Drawings, provided, however, that Landlord shall have at least three (3) Business Days after receipt thereof to review any proposed Change, or, in the case of any proposed Change affecting the Base Building (as defined in Paragraph 8.b), such longer period as shall be reasonable. In the event that Landlord shall approve any proposed Change, together with such approval, if practicable, and if not practicable as soon thereafter as is practicable, Landlord shall give Tenant Landlord's estimated increase or decrease in the cost of the Tenant Improvements which would result from incorporating such Change and Landlord's estimate of the delay, if any, in the commencement or completion of the Tenant Improvements which would result from incorporating such Change. Landlord will use reasonable care in preparing the estimates, but they shall be good faith estimates only and will not limit Tenant's obligation to pay for the actual increase in the cost of the Tenant Improvements or Tenant's responsibility for the actual construction delay resulting from the Change. Notwithstanding the foregoing, upon Tenant's request the cost of such Change shall be established and fixed by firm bid, with the parties hereby acknowledging that any delay in commencement of the Tenant Improvements or Substantial Completion of the Tenant Improvements or increased cost of the Tenant Improvements caused directly or indirectly by any such bid procedure shall constitute a Tenant Delay as defined in Paragraph 4.f. below.

Within five (5) Business Days after receipt of such cost and delay estimates (or bids, as applicable), Tenant shall notify Landlord in writing whether Tenant approves the Change. If Tenant fails to approve the change within such five (5) Business Day period, construction of the Tenant Improvements shall proceed as provided in accordance with the Final Plans as they existed prior to the requested Change. If, following Tenant's review of the estimated costs and delays (or bids, as applicable), Tenant desires Landlord to incorporate the Change into the Tenant Improvements, then Tenant and Landlord shall execute a change order for such Change on Landlord's standard form therefor, and the term "Final Plans" shall thereafter be deemed to refer to the Working Drawings as so revised and approved, and the budget for the Tenant Improvements shall thereafter be deemed to refer to the budget, as revised to take into account such estimated (or bid, as applicable) costs.

          d.   Landlord's Work. In addition to the Tenant Improvements, Landlord
               ---------------
shall, at Landlord's sole cost and expense, perform the work set forth on Exhibit C attached hereto ("Landlord's Work"). Where reference is made in this
---------
Lease to construction by Landlord, Tenant acknowledges that such construction shall be performed by Landlord through Landlord's Contractor, as general contractor.

          e.   Early Entry. In the event that Landlord shall allow Tenant to
               -----------
enter of any portion of the Premises prior to the commencement of the term of this Lease as to such portion, for purposes of Tenant's installation of furniture, fixtures, electronic communication equipment, telephones or other equipment or for any other purposes, the provisions of Paragraphs 14 and 15 of this Lease, entitled Indemnification and Insurance, respectively, shall apply in full to such space, and Tenant shall be solely responsible for all such furniture, fixtures and equipment and for any loss or damage thereto from any cause whatsoever. Such early access shall be granted in Landlord's reasonable discretion. Without limitation, in no event will Landlord grant such early access or installation if Landlord shall determine in good faith that the same might delay or interfere with Landlord's Work or Landlord's construction of the Tenant Improvements, or increase the cost of Landlord's Work or the Tenant improvements. In the event any early entry is granted to Tenant, the parties shall cause their respective contractors to cooperate so as to promote the orderly and efficient progress of their respective work.

          f.   Tenant Delays. Tenant shall be responsible for, and shall pay to
               -------------
Landlord, any and all costs and expenses incurred by Landlord in connection with the following, or by reason of any delay in the commencement or completion of the Tenant Improvements or Landlord's Work caused by the following: (i) the failure of Tenant to submit the Space Plans, Final Space Plans, Working Drawings or Final Plans to Landlord by the dates or within the time periods set forth in Paragraph 4.a. above, (ii) the failure of the Space Plans, Final Space Plans, Working Drawings or Final Plans to meet the applicable requirements of Paragraph 4.a. above, (iii) any changes in the Space Plans, Working Drawings or Final Plans, after submission thereof to Landlord (including any costs or delays resulting from proposed changes that are not ultimately made), (iv) any delay by Tenant in promptly responding to inquiries regarding the construction of the Tenant Improvements or Landlord's Work or in granting Tenant's prompt approval of materials or finishes for the Tenant Improvements or Landlord's Work, (v) any failure by Tenant to timely pay any amounts due from Tenant hereunder (it being acknowledged that if Tenant fails to make or otherwise delays making such payments, Landlord may stop work on the Tenant Improvements and/or Landlord's Work rather than incur costs which Tenant is obligated to fund but has not yet done so and any delay from such a work stoppage will be a Tenant Delay), (vi) the inclusion in the Tenant Improvements of any so-called "long-lead" materials (such as fabrics, panelling, tiling, carpeting, light fixtures, supplemental HVAC equipment or other items that must be imported or are of unusual character or limited availability), (viii) any interference by Tenant with the construction of the Tenant Improvements or Landlord's Work, or (viii) any other delay requested or caused by Tenant. Each of the foregoing is referred to herein and in the Lease as a "Tenant Delay". Notwithstanding the foregoing, Tenant shall not be charged with any delay by reason of clause (i) above if, in any event, on or prior to January 1, 2000 the Final Plans and budget have been approved by Landlord and Tenant, the bids for the Tenant Improvements have been awarded and all contracts in connection therewith executed, all required permits to commence and construct the Tenant Improvements have been obtained, and Landlord is otherwise in a position to commence construction of the Tenant Improvements and continue the same without any interruption resulting from the matters described in such clause (i).

          Landlord will use its good faith efforts to notify Tenant of any Tenant Delay as soon as reasonably practicable after Landlord becomes actually aware of such Tenant Delay, together with Landlord's then good faith estimate of the probable duration and/or cost, as applicable, of such Tenant Delay. Without limitation, Landlord will use its good faith efforts to notify Tenant of "long lead items" as soon as reasonably practicable after actually being advised of the delay by the suppliers involved, or otherwise actually becoming aware of the delay, including any awareness gained from Landlord's review of the relevant plans or drawings. Landlord will suggest alternative products to alleviate the delay, if possible, and may substitute reasonably equivalent products with Tenant's approval, which approval shall not be unreasonably withheld.

          g.   Cost of Improvements. Landlord shall cause Landlord's Contractor
               --------------------
to construct the Tenant Improvements on a cost basis plus a charge of thirteen and one-half percent (13 1/2%) ("Landlord's Contractor's Charge") of the total cost of the Tenant Improvements (exclusive of architectural, engineering and permit fees) for overhead and profit, and supervision (for only 25 hours per week) and general conditions during the period from commencement of construction until Substantial Completion of the Tenant Improvements. The general conditions included within Landlord's Contractor Charge include project executive, general superintendent, home office expenses, general overhead, office supplies, accounting services, computer charges, telephone expenses, fax office/job site, data processing, secretarial services, mail, express mail, city licenses (excluding building and other permits), project manager, estimator scheduling, superintendent, general labor, daily clean-up and final clean-up, protection of work, petty cash, safety enforcement and safety signage, small tools, first aid facilities, general field coordination, project field office, tenant vendor coordination, job trailer (if applicable), costs of power, and temporary structures. Expressly excluded from general conditions are all insurance costs, blue printing costs and San Francisco Business Taxes. The cost of the construction and installation of the Tenant Improvements shall be borne as follows:

            i. Landlord shall pay the entire cost of Landlord's Work (as described in Paragraph 4.d. above).

            ii. In addition to the sums referenced in clause i. above, Landlord shall contribute toward the cost of the construction and installation of the Tenant Improvements an amount not to exceed One Million Eight Hundred Sixty-Five Thousand Seven Hundred Sixty Dollars ($1,865,760.00) (which is $30.00 per agreed rentable square foot of the Premises) ("Landlord's Contribution"). The following provisions shall govern the payment of Landlord's Contribution:

               A. Excess Cost: Share of Costs. If the cost of construction of
                  ---------------------------
       the Tenant Improvements (including Landlord's Contractor's Charge) exceeds the funds available therefor from Landlord's Contribution, then Tenant shall pay all such excess (the "Excess Cost"). Based on the estimated cost (the "Estimated Costs") of the construction of the Tenant Improvements, the prorata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a "Share of Costs"). Tenant and Landlord shall fund the cost of such work as the same is performed, in accordance with their respective Share of Costs for such work. Each installment of Tenant's Share of Costs shall be payable within thirty (30) days after invoicing by Landlord or Landlord's Contractor, but in no event shall Tenant be required to fund such installments more frequently than once every thirty (30) days. At such time as Landlord's Contribution has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, which payments shall be made in installments as construction progresses in the same manner as Tenant's payments of Tenant's Share of Costs were paid.

            B.   Certain Costs. Portions of Landlord's Contribution may, at
                 -------------
       Tenant's election, be applied toward Tenant's reasonable architectural and engineering fees in connection with the design and construction of the Tenant Improvements, including the costs of producing the Space Plans, Working Drawings and Final Plan; provided, however, that the portion of Landlord's Contribution applied to such fees and costs may not exceed Two Dollars and Fifty Cents ($2.50) per rentable square foot of the Premises. Landlord shall reimburse Tenant for such fees and costs (or, if Tenant so notifies Landlord in writing, will make payments directly to Tenant's architect, engineer or vendor) upon Landlord's receipt of copies of receipted invoices and such other evidence as Landlord shall reasonably require covering the same. In no event may any portions of Landlord's Contribution be applied towards the costs of personal property, equipment, trade fixtures, moving expenses, voice, data and other cabling costs (which shall not be deemed to include costs of bringing electrical power to the Premises or distributing electrical power within the Premises), furniture (including work stations and modular office furniture, regardless of the method of attachment to walls and/or floors), signage or free rent.

            C.   Entire Premises to be Improved. Tenant acknowledges that
                 ------------------------------
       Landlord's Contribution is to be applied to the Tenant Improvements (and the associated costs described above) covering the entire Premises. If Tenant does not improve the entire Premises, then, without limitation of any other rights or remedies of Landlord hereunder, Landlord's Contribution shall be adjusted on a prorata per rentable square foot basis to reflect the number of rentable square feet actually being improved. In addition, in no event shall Landlord be obligated to disburse, as to any floor of the Premises, a portion of Landlord's Contribution which exceeds Thirty-Five Dollars ($35.00) per rentable square foot of the portion of the Premises on such floor. The invoices or other documentation supplied by Tenant to Landlord pursuant to Paragraph 4.g.ii.B. above shall contain such information as shall be reasonably required by Landlord to determine the portion of the Premises as to which the disbursements of Landlord's Contribution are applicable.

            D.   Building Services During Early Entry. Tenant may use the
                 ------------------------------------
       Building's freight elevator and loading dock, on a non-exclusive basis during Business Hours, and in accordance with the Building's rules and procedures (including scheduling and sharing requirements), free of charge during the period of early entry, if any, granted pursuant to Paragraph 4.e. above. If Tenant desires use of the freight elevator or loading dock during other than Business Hours, then Tenant may reserve such use in compliance with the Building's rules and procedures and shall pay Landlord a reasonable amount for providing any elevator personnel or security services in connection with such use. Any such security services shall be solely for the benefit of Landlord's property, and in no event shall Landlord be liable to Tenant for, and Tenant hereby releases Landlord and its agents and contractors from, liability for, any theft, loss or damage of or to Tenant's property.

       5.  Monthly Rent.
           ------------

          a. On or before the first day of each calendar month during the term hereof, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Paragraph 2 above; provided, however, that Tenant shall have no obligation to pay Monthly Rent applicable to any floor of the Premises until the Commencement Date applicable to such floor shall have occurred. If any Commencement Date is a day other than the first day of a calendar month, or if the term terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)- day month. Monthly Rent and the Additional Rent specified in Paragraph 7 shall be paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand, in immediately available funds of lawful money of the United States of America, or by good check as described below, at the office of Shorenstein Company, L.P., at 555 California Street, 14th floor, San Francisco, California 94104, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. Notwithstanding the foregoing, if the Commencement Date shall be delayed by reason of Tenant Delays, then for purposes of the commencement of Tenant's obligation to pay Monthly Rent, the Commencement Date shall be deemed to have occurred on the date it would have occurred but for the Tenant Delays.

          b. All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant's occupancy of the Premises, in addition to the Monthly Rent hereunder and Additional Rent under Paragraph 7, shall constitute rent owed by Tenant to Landlord hereunder.

          c. Any rent not paid by Tenant to Landlord within five (5) days after the date due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the "Interest Rate") equal to the lesser of (i) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law, or (ii) a rate equal to the sum of four (4) percentage points over the six-month United States Treasury bill rate (the "Treasury Rate") in effect from time to time during such delinquency (or if there is no such publicly announced rate, the rate quoted by the San Francisco Main Office of Bank of America, NT&SA, or any successor bank thereto, in pricing ninety (90)-day commercial loans to substantial commercial borrowers). Notwithstanding the foregoing, Landlord shall give Tenant notice of non-payment of rent when due and five (5) days after delivery of such notice to cure such non-payment once in each calendar year before assessing interest in such calendar year pursuant to this Paragraph 5.c. Failure by Tenant to pay rent when due, including any interest accrued under this subparagraph, after the expiration of any applicable notice and cure period provided in Paragraph 25.a. below, shall constitute an Event of Default (as defined in Paragraph 25 below) giving rise to all the remedies afforded Landlord under this Lease and at law for nonpayment of rent.

          d. No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord's remedies under this Lease or at law.

       6. Letter of Credit. On or prior to November, 1, 1999, Tenant shall
          ----------------
deliver to Landlord the Letter of Credit described below as security for Tenant's performance of all of Tenant's covenants and obligations under this Lease; provided, however, that neither the Letter of Credit nor any proceeds therefrom (the "Letter of Credit Proceeds") shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord's damages or constitute a bar or defense to any of the Landlords other remedies under this Lease or at law upon Tenant's default. The Letter of Credit shall be maintained in effect from the date of this Lease through sixty (60) days after the expiration or earlier termination of the Term and Tenant's vacation of the Premises, and on or prior to the expiration of such sixty (60) day period, Landlord shall return to Tenant the Letter of Credit (unless presented for payment as provided herein) and any Letter of Credit Proceeds then held by Landlord (other than those held for application by Landlord as provided below, including application to cure any failure by Tenant to restore the Premises as required by this Lease upon the surrender thereof); provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. Landlord shall not be required to segregate the Letter of Credit Proceeds from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. Upon the occurrence and continuance of an Event of Default, Landlord may (but shall not be required to) draw upon the Letter of Credit in such amount as will enable Landlord to cure the Event of Default or to compensate Landlord for any damage Landlord incurs as a result of the Event of Default, it being understood that any use of the Letter of Credit Proceeds shall not constitute a bar or defense to any of Landlord's other remedies under this Lease. In such event and upon written notice from Landlord to Tenant specifying the amount of the Letter of Credit Proceeds so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall, within ten (10) Business Days after Landlord's notice, deliver to Landlord an amendment to the Letter of Credit or a replacement thereof in an amount equal to one hundred percent (100%) of the amount specified below. Tenant's failure to deliver such amendment or replacement to Landlord within such ten (10) Business Day period shall constitute an Event of Default hereunder. No lessor under any ground or underlying lease or holder of or beneficiary under a mortgage or deed of trust, nor any purchaser at any judicial or private foreclosure sale of the Property or any portion thereof, shall be responsible to Tenant for such Letter of Credit or any Letter of Credit Proceeds unless such lessor, holder or purchaser shall have actually received the same.

  As used herein, Letter of Credit shall mean an unconditional, irrevocable letter of credit (hereinafter referred to as the "Letter of Credit") issued at Tenant's sole expense by a Northern California office of Bank of America NT&SA or another bank reasonably satisfactory to Landlord (the "Bank"), naming Landlord as beneficiary, and in form and substance reasonably satisfactory to Landlord, in the amount of One Hundred Eighty-One Thousand Three Hundred Ninety-Three Dollars ($181,393.00). The Letter of Credit shall be for a one-year or, at Tenant's election, longer, term and shall provide: (i) that Landlord may make partial and multiple draws thereunder, up to the face amount thereof, (ii) that Landlord may draw upon the Letter of Credit up to the full amount thereof, as determined by Landlord, and the Bank will pay to Landlord the amount of such draw upon receipt by the Bank of a sight draft signed by Landlord and accompanied by a written certification from Landlord to the Bank stating either:
(a) that an Event of Default has occurred and is continuing under this Lease, and the amount drawn by Landlord under the Letter of Credit is an amount Landlord is entitled to draw pursuant to the provisions of this Lease or (b) that an uncured failure by the Tenant to perform one or more of its obligations has occurred under this Lease and there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute an Event of Default under this Lease, or (c) that Landlord has not received notice from the Bank that the Letter of Credit will be renewed by the Bank for at least one (1) year beyond the then relevant expiration date and Tenant has not furnished Landlord with a replacement Letter of Credit as hereinafter provided, or (d) that Bank no longer meets the requirements set forth above and Tenant has not furnished Landlord with a replacement Letter of Credit as required hereunder from a Bank meeting such requirements; and (iii) that, in the event of Landlord's assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord, without charge and without recourse, to the assignee or transferee of such interest and the Bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall further provide that a draw thereon pursuant to clause (ii)(c) above may only be made during the thirty (30) day period preceding the then applicable expiration date of the Letter of Credit. In the event that the Bank shall fail to notify Landlord that the Letter of Credit will be renewed for at least one (1) year beyond the then applicable expiration date, and Tenant shall not have delivered to Landlord, at least thirty (30) days prior to the relevant annual expiration date, a replacement Letter of Credit in the amount required hereunder and otherwise meeting the requirements set forth above, then Landlord shall be entitled to draw on the Letter of Credit as provided above, and shall hold and apply the proceeds of such draw as Letter of Credit Proceeds pursuant to this Section 6.01.

      In the event that Tenant shall not timely deliver the Letter of Credit to Landlord, in lieu thereof Tenant shall deliver One Hundred Eighty-One Thousand Three Hundred Ninety-Three Dollars ($181,393.00) in cash to Landlord no later than December 1, 1999, failing which an Event of Default shall be deemed to have occurred hereunder. Such cash amount shall be held as Letter of Credit Proceeds pursuant to this Paragraph 6.

       7.  Additional Rent: Increases in Operating Expenses and Tax Expenses.
           -----------------------------------------------------------------

          a.   Operating Expenses. Tenant shall pay to Landlord, at the times
               ------------------
hereinafter set forth, Tenant's Share, as specified in Paragraph 2.e. above, of any increase in the Operating Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Year specified in Paragraph 2.f. above, over the Operating Expenses incurred by Landlord during the Base Year. The amounts payable under this Paragraph 7.a. and Paragraph 7.b. below are termed "Additional Rent" herein.

     The term "Operating Expenses" shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property, including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the operation, repair, or maintenance of the Real Property; (2) payroll, social security, workers' compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees; (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 21 below), and, after the Base Year, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; provided that, if Landlord does not carry earthquake insurance during the Base Year, but obtains earthquake insurance subsequent to the Base Year, then the initial annual premium for the earthquake insurance shall not be included in Operating Expenses, and Operating Expenses in any given year subsequent to the first calendar year in which Landlord obtains earthquake insurance shall include only the increases in the annual premium over the annual premium paid for the earthquake insurance for the first calendar year after the Base Year in which Landlord carries the same; (5) water charges and sewer rents or fees; (6) license, permit and inspection fees; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building systems and equipment; (8) telephone, telegraph, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property; (9) management fees and expenses; (10) costs of repairs to and maintenance of the Real Property, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent provided in (16) and (17) below); (11) fees and expenses for janitorial, window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical and other building equipment and systems or as may otherwise be necessary or proper for the operation, repair or maintenance of the Real Property; (12) costs of supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) accounting, legal and other professional fees and expenses; (14) fees and expenses for painting the exterior or the public or common areas of the Building and the cost of maintaining the sidewalks, landscaping and other common areas of the Real Property; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Real Property; (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord after the Base Year in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively, "Legal Requirement") with which the Real Property was not required to comply during the Base Year, or to comply with any amendment or other change to the enactment or interpretation of any Legal Requirement from its enactment or interpretation during the Base Year; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord after the Base Year for the protection of the health and safety of the occupants of the Real Property or that are designed to reduce other Operating Expenses; (18) the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord for use in common areas of the Building or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property); (19) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations, or for any additional work, labor, services or material resulting from compliance with any Legal Requirement applicable to the Real Property or any parts thereof (excluding costs of capital improvements made in order to comply with Legal Requirements with Which the Real Property was required to comply during the Base Year); and (20) Building office rent or rental value, to the extent that such Building office is dedicated to the operation and management of the Real Property. With respect to the costs of items included in Operating Expenses under (16) and (17), such costs shall be amortized over a reasonable period, as determined by Landlord, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the Treasury Rate charged at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

       Operating Expenses shall not include the following: (i) depreciation on the Building or equipment or systems therein; (ii) debt service; (iii) rental under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 7.a.); (v) Tax Expenses (as defined in Paragraph 7.b. below); (vi) attorneys' and other professional fees and expenses incurred in connection with lease negotiations with prospective Building tenants or the enforcement of leases affecting the Real Property; (vii) the cost (including any amortization thereof) of any improvements or alterations which would be properly classified as capital expenditures according to generally accepted property management practices (except to the extent expressly included in Operating Expenses pursuant to this Paragraph 7.a.); (viii) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (ix) wages, salaries, benefits or other similar compensation paid to executive employees of Landlord or Landlord's agents above the rank of Building manager; (x) advertising and promotional expenditures, and costs of signage identifying any tenant of the Building (other than Building directory or floor directory signage); (xi) real estate broker's or other leasing commissions; (xii) penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease relating to the Building except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation;
(xiii) subject to the provisions of item (4) above, repairs and other work occasioned by fire, windstorm or other casualty, to the extent Landlord is reimbursed by insurance proceeds, and other work paid from insurance or condemnation proceeds; (xiv) costs, penalties or fines arising from Landlord's violation of any applicable governmental rule or authority except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; (xv) overhead and profit increments paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies or other materials to the extent that the cost of the services, supplies or materials materially exceed the amounts normally payable for similar goods and services under similar circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable buildings in the San Francisco financial district; (xvi) charitable and political contributions; (xviii) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature (except equipment that is not affixed to the Building and is used in providing Janitorial services, and except to the extent such costs would otherwise be includable pursuant to items (16) and (17) as set forth in the immediately preceding paragraph); (xix) the cost of any large-scale asbestos abatement or removal activities, provided, however, Operating Expenses may include the costs attributable to those actions taken by Landlord to comply with any Legal Requirements in connection with the ordinary operation and maintenance of the Building, including costs incurred in removing limited amounts of asbestos containing materials from the Building when such removal is directly related to such ordinary maintenance and operation; (xx) any expense for which Landlord is actually directly reimbursed by a tenant or other party (other than through a provision similar to the first paragraph of this Paragraph 7.a.), including, without limitation, payments for Excess Services;
(xxii) the cost of services made available at no additional charge to any tenant in the Building but not to Tenant; or (xxiii) costs of supplying air conditioning to leasable space in the Building on other than the twelfth through sixteenth floors of the Building.

          b. Tax Expenses. Tenant shall pay to Landlord as Additional Rent under
             ------------
this Lease, at the times hereinafter set forth, Tenant' s Share, as specified in Paragraph 2.e. above, of any increase in Tax Expenses (as defined below) incurred by Landlord in each calendar year over Tax Expenses incurred by Landlord during the Base Tax Year. Notwithstanding the foregoing, if any reassessment, reduction or recalculation of any item included in Tax Expenses during the term results in a reduction of Tax Expenses, then for purposes of calculating Tenant's Share of increases in Tax Expenses from and after the calendar year in which such adjustment occurs, Tax Expenses for the Base Tax Year shall be adjusted to reflect such reduction.

       The term "Tax Expenses" shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property, on Landlord with respect to the Real Property, on the act of entering into leases of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, on any improvements, fixtures and equipment and other personal property of Landlord located in the Real Property and used in connection with the operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense. Tax Expenses shall include reasonable attorneys' fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Tax Expenses as defined herein, the Monthly Rent payable to Landlord prior to the imposition of such increases in Tax Expenses shall be increased to net Landlord the same net Monthly Rent after imposition of such increases in Tax Expenses as would have been received by Landlord prior to the imposition of such increases in Tax Expenses.

       Tax Expenses shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a Tax Expense.

          c. Adjustment for Occupancy Factor. Notwithstanding any other
             -------------------------------
provision herein to the contrary, in the event the Building is not fully occupied during the Base Year or any calendar year during the term after the Base Year, an adjustment shall be made by Landlord in computing Operating Expenses for the Base Year and such calendar year so that those Operating Expenses which vary based on levels of occupancy shall be computed for such year as though the Building had been fully occupied during such year. If any particular work or service includable in Operating Expenses is not furnished to a tenant who has undertaken to perform such work or service itself, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. In addition, for purposes of calculating the amounts due from Tenant pursuant to this Paragraph 7 for air conditioning costs and other Operating Expenses in connection with supplying air conditioning service, Tenant's Share shall be deemed to be 47.34%, which equals a fraction (expressed as a percentage), the numerator of which is the rentable square footage of the Premises, and the denominator of which is the total rentable square footage on the twelfth through sixteenth floors of the Building (agreed by the parties to be 131,368 rentable square feet). The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from Operating Expenses or Tax Expenses if such cost is an Operating Expense or Tax Expense pursuant to the terms of this Lease.

          d. Intention Regarding Expense Pass-Through. It is the intention of
             ----------------------------------------
Landlord and Tenant that the Monthly Rent paid to Landlord throughout the term of this Lease shall be absolutely net of all increases, respectively, in Tax

Expenses and Operating Expenses over, respectively, Tax Expenses for the Base Tax Year and Operating Expenses for the Base Year, and the foregoing provisions of this Paragraph 7 are intended to so provide.

          e. Notice and Payment. On or before the first day of each calendar
             ------------------
year during the term hereof subsequent to the Base Year, or as soon as practicable thereafter, Landlord shall give to Tenant notice of Landlord's estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year subsequent to the Base Year. On or before the first day of each month during each such subsequent calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional
Rent: provided, however, that if Landlord's notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year's estimate until the month after Landlord's notice is given. If at any time it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord's estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

          f. Annual Accounting. Landlord shall maintain true, correct and
             -----------------
complete records of the Operating Expenses and Tax Expenses in accordance with generally accepted accounting principles, consistently applied. Within ninety
(90) days after the close of each calendar year, or as soon after such ninety
(90) day period as practicable, but in any event within one hundred eighty (180) days after the close of each calendar year, Landlord shall deliver to Tenant a statement of the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year. The statement shall be based on the results of an audit of the operations of the Building prepared for the applicable year by a nationally recognized certified public accounting firm selected by Landlord. Upon Tenant's request made no later than ninety (90) days after receipt of Landlord's annual statement, Landlord shall promptly deliver to Tenant a copy of the auditor's statement on which Landlord's annual statement is based, and such other information regarding the annual statement as may be reasonably requested by Tenant to ascertain Landlord's compliance with this Paragraph 7. At Landlords option, Landlord may deliver such auditor's statement to Tenant together with Landlord's annual statement, or otherwise deliver such auditor's statement to Tenant prior to Tenant's request therefor. Landlord's annual statement shall be final and binding upon Landlord and Tenant (except for revisions to take into account any subsequent reassessment affecting the calculation of Tax Expenses included in such statement, which revisions shall be made if at all, within one hundred eighty (180) days after the close of the calendar year in which Landlord receives the revised tax bill) unless, within thirty (30) days after Tenant's receipt thereof or Tenant's receipt of any such revisions due to a reassessment or Tenant's receipt of any correction thereof by Landlord pursuant to the following provisions, as applicable), Tenant shall contest or Landlord shall correct any item therein by giving written notice to the other, specifying each item contested or corrected, respectively, and the reason therefor. If the annual statement shows that Tenant's payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. hereof exceeded Tenant's obligations for the calendar year, Landlord shall at its option either (1) credit the excess to the next succeeding installments of rent or (2) pay the excess to Tenant within thirty (30) days after delivery of such statement. If the annual statement shows that Tenant's payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. hereof were less than Tenant's obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement.

          g. Proration for Partial Lease Year. If this Lease terminates on a day
             --------------------------------
other than the last day of a calendar year, the Additional Rent payable by Tenant pursuant to this Paragraph 7 applicable to the calendar year in which this Lease terminates shall be prorated on the basis that the number of days from the commencement of such calendar year to and including such termination date bears to three hundred sixty-five (365).

          h. Tenant's Audit Rights. Tenant shall have the right to cause a
             ---------------------
reputable nationally recognized accounting firm to audit Landlord's books and records pertaining to Operating Expenses for the immediately prior calendar year, provided that Tenant notifies Landlord in writing of Tenant's intention to exercise such audit right within ninety (90) days after receipt of the relevant annual statement, or ninety (90) days after receipt of the auditor's statement with respect thereto (if Tenant shall have timely requested the same or if Landlord shall have otherwise elected to deliver the same), whichever is later, actually begins such audit within forty-five (45) days after such notice from Tenant (but in no event earlier than ten (10) Business Days after such notice) and diligently pursues such audit to completion as quickly as reasonably possible. Landlord agrees to make available to Tenant's auditors, at Landlord's office in San Francisco, the books and records relevant to the audit for review and copying, but such books and records may not be removed from Landlord's offices. Tenant shall bear all costs of such audit, including Landlord's incidental costs (e.g., for overtime or additional or temporary personnel charges, copying, making space available to Tenant's auditors) incurred in connection with such audit, except that, if the audit (as conducted and certified by Tenant's nationally recognized accounting firm) shows an aggregate overstatement of Operating Expenses of five percent (5%) or more, and Landlord's auditors concur in such findings (or, in the absence of such concurrence, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as the parties shall mutually agree), then Landlord shall bear all costs of the audit, including, but without limitation, the costs of Tenant's auditor, such payment to be made by Landlord within thirty (30) days of Landlord's receipt of the invoice (with reasonably satisfactory supporting documentation) for such costs. If the agreed or confirmed audit shows an underpayment of Operating Expenses by Tenant, Tenant shall pay to Landlord, within thirty (30) days after the audit is agreed to or confirmed, the amount owed to Landlord, and, if the agreed or confirmed audit shows an overpayment of Operating Expenses by Tenant, Landlord shall at its option either (1) credit the excess to the next succeeding installments of Monthly Rent and estimated Additional Rent due under this Lease or (2) reimburse Tenant for such overpayment within thirty (30) days after the audit is agreed to or confirmed. The provisions of this Paragraph 7.h. shall survive the expiration or termination of the Lease term.

       8.  Use of Premises: Compliance with Law.
           ------------------------------------

           a. Use of Premises. The Premises shall be used solely for general
              ---------------
office purposes for the business of Tenant as described in Paragraph 2.g. above, for customer training and support incidental thereto (provided that in no event shall more than 25% of the rentable square footage of the Premises be used for dedicated classroom facilities), or for any other general office use consistent with the operation of the Building as a first-class high-rise office building in the San Francisco financial district, and for no other use or purpose.

       Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property, nor bring or keep anything therein, which would in any way subject Landlord, Landlord's agents or the holder of any Superior Interest (as defined in Paragraph 21) to any liability, increase the premium rate of or affect any fire, casualty, liability, rent or other insurance relating to the Real Property or any of the contents of the Building, or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for such insurance. If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord upon demand the amount of such increase. Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property which will in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, or use or suffer or permit the Premises to be used for any immoral or unlawful purpose, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or the Real Property. Without limiting the foregoing, no loudspeakers or other similar device which can be heard outside the Premises shall, without the prior written approval of Landlord, be used in or about the Premises. Tenant shall not commit or suffer to be committed any waste in, to or about the Premises.

       Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant's equipment and furnishings in, out or around the Premises) whose presence is likely to give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work. Landlord will advise Tenant, upon request, as to whether a given person, entity or contractor, in Landlord's reasonable judgment, is likely to cause a labor or other disturbance.

          b. Compliance with Law. Tenant shall not do or permit anything to be
             -------------------
done in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a.(16) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Legal Requirements relating to the condition, use or occupancy of the Premises, and shall perform all work to the Premises or other portions of the Real Property required to effect such compliance (or, as to work to the Base Building or outside of the Premises, Landlord, at Landlord's election, may perform such work at Tenant's cost). Notwithstanding the foregoing, however, (I) Tenant shall not be required to perform any changes to the Base Building (as defined below) unless such changes are caused or triggered by (i) Tenant's Alterations (as defined in Paragraph 9 below), (ii) Tenant's particular use of the Premises (as opposed to Tenant's use of the Premises for general office purposes in a normal and customary manner), including use of the Premises for customer training and support or classroom facilities, unless such training, support or facilities take place in and constitute normal and customary conference rooms of size, configuration and permitted density typical for general office use in a high rise Class A office building in the San Francisco financial district, or (iii) Tenant's particular employees or employment practices, (II) Tenant shall not be required to perform any changes to portions of the Building systems located outside of the Premises, or to other components of the Base Building located outside of the Premises, by reason of the Tenant Improvements unless such changes are caused or triggered by
(i) the failure of Tenant's architect to design the Tenant Improvements in compliance with applicable building codes and other Legal Requirements, or (ii) inclusion in the Tenant Improvements of improvements which are not normal and customary general office improvements (such as, without limitation library, file, computer or meeting rooms, classroom facilities (other than normal and customary conference rooms as described above) or kitchens or cafeterias or other areas requiring floor reinforcement or enhanced systems requirements), and
(III) provided that Tenant's architect shall have prepared the Final Plans in compliance with applicable building codes and other Legal Requirements, Tenant shall not be required to perform any work to the Premises caused or triggered solely by reason of Landlord's failure to construct the Tenant Improvements in accordance with the Final Plans. Upon Tenant's request with its submission to Landlord of the plans and specifications for the Tenant Improvements, Landlord will advise Tenant if any of the Tenant Improvements are within the preceding clause (ii), and Landlord's failure to so advise Tenant shall be deemed Landlord's agreement that none of the Tenant Improvements are within the preceding clause (ii). The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Legal Requirement shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement.

          "Base Building" means the structural portions of the Building (including exterior walls, roof, foundation, floor slabs and core of the Building), all Building systems, including, without limitation, elevator, plumbing, heating, electrical, security, life safety and power, except (i) those special or supplemental systems (including air-conditioning systems), and equipment used in connection therewith , and non-Building standard lighting and electrical wiring installed specifically for Tenant or any other tenants and
(ii) the portion of any Building system within the Premises or any other specific tenant space, the maintenance, repair or compliance of which is the responsibility of Tenant or such other tenant, respectively.

          c. Hazardous Materials. Tenant shall not cause or permit the storage,
             -------------------
use, generation, release, handling or disposal (collectively, "Handling") of any Hazardous Materials (as defined below), in, on, or about the Premises or the Real Property by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with

Tenant, "Tenant Parties"), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities ("Common Office Chemicals"), provided that the Handling of such Common Office Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Office Chemicals in a manner that may cause the Premises or the Real Property to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws. Tenant shall immediately advise Landlord in writing of
(a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, complete\\d, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Real Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord's prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant's breach of its obligations hereunder, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Real Property or any other property of whatever nature located on the Real Property to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by Tenant or any Tenant Party. Tenant's obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, "Hazardous Materials" means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB's, CFC's, or substances defined as "hazardous substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, "Hazardous Materials Laws").\\

          d. Applicability of Paragraph. The provisions of this Paragraph 8 are
             --------------------------
for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), and the other Indemnitees only and are not nor shall they be construed to be for the benefit of any tenant or occupant of the Building.

       9.   Alterations and Restoration.
            ---------------------------

            a. Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, "Alterations"), except as expressly provided in this Paragraph 9. If Tenant desires any Alteration, except for Cosmetic Alterations as described in the next paragraph, Tenant must obtain Landlord's prior written approval of such Alteration. The term "Alterations" shall not include the Tenant Improvements or Landlord's Work.

          Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Paragraph 9, Tenant shall have the right, without Landlord's consent, to make any Alteration that meets all of the following criteria (a "Cosmetic Alteration"): (a) the Alteration is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work), (b) Tenant provides Landlord with ten (10) days' advance written notice of the commencement of such Alteration, (c) such Alteration does not affect the Building's electrical, mechanical, life safety, plumbing, security, or HVAC systems or any other portion of the Base Building or any part of the Building other than the Premises, (d) the work will not decrease the value of the Premises, does not require a building permit or other governmental permit, uses only new materials comparable in quality to those being replaced and is performed in a workman-like manner and in accordance with all Legal Requirements, (e) the work does not involve the Building's asbestos procedures, and (f) the cost of such Alteration, when aggregated with the cost of all other Cosmetic Alterations performed during the previous twelve (12) month period, does not exceed Fifty Thousand Dollars ($50,000.00) as to any one (1) floor of the Premises or One Hundred Thousand Dollars ($100,000.00) in the aggregate as to all of the Premises. At the time Tenant notifies Landlord of any Cosmetic Alteration, Tenant shall give Landlord a copy of Tenant's plans for the work. If the Cosmetic Alteration is of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific description of the work.

     All Alterations shall be made at Tenant's sole cost and expense, including the expense of complying with all present and future Legal Requirements, including those regarding asbestos, if applicable, and the expense of any other work required to be performed in other areas within or outside the Premises by reason of the Alterations. Alterations shall be made, at Tenant's election, by Landlord's contractor or by a contractor reasonably approved by Landlord. If Tenant hires Landlord's contractor to perform the Alterations, Landlord's contractor shall be entitled to receive a fee for such work of fifteen percent (15%) of the first $100,000 of the construction costs of such work, and the fee for any construction costs over such amount shall be as negotiated by Tenant and Landlord. If Landlord's contractor does not perform the Alterations pursuant to the above, Tenant shall pay Landlord on demand prior to or during the course of such construction an amount (the "Alteration Operations Fee") equal to three percent (3%) of the total cost of the Alterations (and for purposes of calculating the Alteration Operations Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for electrical energy consumed in connection with the work, freight elevator operation, additional cleaning expenses, additional security services, and for other miscellaneous costs incurred by Landlord as result of the work. Notwithstanding the foregoing, (i) the Alteration Operations Fee shall not be due with respect to Cosmetic Alterations, and in lieu thereof Tenant shall reimburse Landlord within thirty (30) days after Landlord's demand for the actual and reasonable fees paid by Landlord to third party architects, engineers or other consultants retained by Landlord to review the Cosmetic Alterations and confirm that they qualify as such, and (ii) the Alteration Operations Fee shall not be due with respect to the Tenant Improvements, it being the parties agreement that Landlord's Contractor's Charge specified in Paragraph 4 shall be payable in lieu thereof.

       All such work shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, and shall comply with all Legal Requirements and Landlord's reasonable construction procedures and requirements for the Building (including Landlord's requirements relating to insurance and contractor qualifications). In no event shall Tenant employ any person, entity or contractor to perform work in the Premises whose presence may give rise to a labor or other disturbance in the Building. Default by Tenant in the payment of any sums agreed to be paid by Tenant for or in connection with an Alteration (regardless of whether such agreement is pursuant to this Paragraph 9 or separate instrument) shall entitle Landlord to all the same remedies as for non-payment of rent hereunder, subject to the expiration of any applicable notice and cure period under Paragraph 25.a. below. Any Alterations, including, without limitation, moveable partitions that are affixed to the Premises (but excluding moveable, free standing partitions) and all carpeting, shall at once become part of the Building and the property of Landlord. Tenant shall give Landlord not less than five (5) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of nonresponsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises.

          b. Upon Tenant's written request expressly referring to this Paragraph 9.b., Landlord shall advise Tenant at the time of Landlord's approval of any Alteration requested by Tenant or, if pursuant to Paragraph 9.a. Landlord's approval is not required, within five (5) Business Days after such written request by Tenant, whether Landlord will require the removal of the

Alteration and restoration of the Premises to its previous condition at the expiration or sooner termination of this Lease. Those Alterations so required by Landlord to be removed from the Premises at the expiration or sooner termination of this Lease shall be so removed by Tenant and the Premises shall be restored to their condition prior to the making of the Alterations, ordinary wear and tear excepted. If Tenant fails to request such determination by Landlord as set forth above, then at Landlord's sole election exercised at the expiration or sooner termination of this Lease any or all such Alterations shall be removed and the Premises so restored. If Tenant requests such determination by Landlord as set forth above, and Landlord fails to timely respond thereto, Landlord shall be deemed to have waived its right to require that Tenant remove such Alterations at the expiration or sooner termination of this Lease and restore the Premises as set forth above. Tenant shall not be required to remove any of the Tenant Improvements from the Premises upon the expiration or sooner termination of this Lease except as stated by Landlord in writing on or prior to its approval of the Final Plans. Notwithstanding the foregoing, Tenant shall be obligated to remove from the Premises at the expiration or sooner termination of this Lease only such Tenant Improvements and Alterations as are not normal and customary general office improvements (but such requirement may be waived by Landlord at Landlord's election). Except to the extent Landlord shall elect otherwise at the expiration or sooner termination of this Lease, Tenant shall in any event remove any internal stairways installed in the Premises as part of the Tenant Improvements or any Alterations and close-up and otherwise restore to their pre-existing condition areas of the Premises in which internal stairways have been installed. The removal of the Tenant Improvements and Alterations and the restoration of the Premises shall be performed by a general contractor selected by Tenant and approved by Landlord, in which event Tenant shall pay the general contractor's fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Lease without the necessity for further reference thereto.

       10.   Repair.
             ------

       a. By taking possession of the Premises, Tenant agrees that the Premises are in good condition and repair. Tenant, at Tenant's sole cost and expense, shall keep the Premises and every part thereof (including the interior walls and ceilings of the Premises, those portions of the Building systems located within and exclusively serving the Premises, and improvements and Alterations) in good condition and repair. Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar Legal Requirement now or hereafter in effect.

     b. Landlord shall repair and maintain in good condition and repair the Base Building (other than the portions of Building systems that are Tenant's responsibility to maintain and repair pursuant to Paragraph 10.a. above) and common areas of the Real Property; provided, however, that to the extent repairs which Landlord is required to make pursuant to this Paragraph 10.b. are necessitated by the negligence or willful misconduct of Tenant or Tenant's agents, employees or contractors, then Tenant shall reimburse Landlord for the cost of such repair within thirty (30) days after Landlord's demand to the extent Landlord is not reimbursed therefor by insurance. Landlord shall in no event be obligated to repair any ordinary wear and tear to the Premises. Landlord shall repair and maintain the Real Property in accordance with the foregoing provisions to the standards of other first-class high-rise office buildings in the San Francisco financial district.

       c. Landlord represents and warrants to Tenant that those portions of the Building systems located within and exclusively serving the Premises are, and as of the applicable Commencement Date will be, in good working order and condition; provided, however, that the foregoing shall not imply any representation or warranty as to the useful life of such systems, nor shall the foregoing diminish Tenant's responsibility to perform any repairs, modifications or improvements to the same necessitated after the Commencement Date by reason of Tenant's use of the same, Tenant's Alterations, or otherwise.

       11. Abandonment. Tenant shall not abandon the Premises or any part
           -----------
thereof at any time during the term hereof. Upon the expiration or earlier termination of this Lease, or if Tenant abandons or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9. Landlord may charge Tenant for the storage of Tenant's property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant's property in a public warehouse at Tenant's expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant's property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord's action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord's right to require Tenant to remove its property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above.

       12. Liens. Tenant shall not permit any mechanic's, materialman's or other
           -----
liens arising out of work performed at the Premises by or on behalf of Tenant to be filed against the fee of the Real Property nor against Tenant's interest in the Premises. Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, Landlord may, upon twenty (20) days' written notice to Tenant, without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately without notice or demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Tenant agrees to indemnify, defend and hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph 14.b. below) for mechanics', materialmen's or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by or for Tenant, provided, however, that this indemnity shall not apply to, and Tenant shall have no liability or responsibility for, any mechanics', materialmen's or other liens arising out of the Tenant Improvements, except to the extent the same arise by reason of Tenant's failure to pay the Excess Cost (as defined in Paragraph 4.g.ii.A. above).

       13.  Assignment and Subletting.
            -------------------------

           a. Landlord's Consent. Landlord's and Tenant's agreement with regard
              ------------------
to Tenant's right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except upon Landlord's prior written consent, which consent shall not (subject to Landlord's rights under Paragraph 13.d. below) be unreasonably withheld, neither this Lease nor all or any part of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant's legal representatives or successors in interest (collectively an "assignment") and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a "sublease"). Except where Landlord's consent is expressly not required hereunder, any assignment or subletting without Landlord's prior written consent shall, at Landlord's option, be void and shall constitute an Event of Default entitling Landlord to exercise all remedies available to Landlord under this Lease and at law.

       The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the assignment or subletting would increase the operating costs for the Building or the burden on the Building services, or generate additional foot traffic, elevator usage or security concerns in the Building, or create an increased probability of the comfort and/or safety of Landlord and other tenants in the Building being compromised or reduced, (ii) the space will be used for a school or training facility, an entertainment, sports or recreation facility, retail sales to the public (unless Tenant's permitted use is retail sales), a personnel or employment agency (other than executive offices of the same not having substantial dealings with the public), an office or facility of any governmental or quasi-governmental agency or authority having any on-premises dealings with the general public, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight); (iii) the proposed assignee or subtenant is a current tenant of the Building, or is a prospective tenant of the Building with whom Landlord has entered into a letter of intent (or similar document) or exchanged an offer and counteroffer, and Landlord has or will have available space in the Building that is comparable to the Premises or the portion thereof subject to such subletting, as applicable, or that otherwise meets such tenant's or prospective tenant's needs; (iv) Landlord reasonably disapproves of the proposed assignee or subtenant's reputation or creditworthiness; (v) Landlord reasonably determines that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be inconsistent with the character of the Building as a first-class office building; (vi) the assignment or subletting may conflict with any exclusive uses granted to other tenants of the Real Property, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Real Property; (vii) the assignment or subletting would involve a change in use from that expressly permitted under this Lease; or (viii) Landlord reasonably determines that there is a material risk that the proposed assignee may be unable to perform all of Tenant's obligations under this Lease or the proposed subtenant may be unable to perform all of its obligations under the proposed sublease. Landlord's foregoing rights and options shall continue throughout the entire term of this Lease.

       For purposes of this Paragraph 13, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than "insiders" within the meaning of the Securities Exchange Act of 1934, as amended, through the "over-the-counter" market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant's assets to the point that this Lease is substantially Tenant's only asset; or (iv) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity. "Control" shall mean direct or indirect ownership of 50%-or more of all of the voting stock of a corporation or 50% or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

       If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant's monetary obligations hereunder.

       The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from obtaining Landlord's express prior written consent to any other or further assignment or subletting. Neither an assignment or subletting nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant's obligations under this Lease. If Landlord approves of an assignment or subletting hereunder and this Lease contains any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to the subtenant or assignee, it being agreed by the parties hereto that any such rights and options are personal to the Tenant originally named herein and may not be transferred.

          b. Processing Expenses. Tenant shall pay to Landlord, as Landlord's
             -------------------
cost of processing each proposed assignment or subletting for which Landlord's consent is required hereunder, an amount equal to the sum of (i) Landlord's reasonable attorneys' and other professional fees, plus (ii) the sum of $750.00 for the cost of Landlord's administrative, accounting and clerical time (collectively, "Processing Costs"), and the amount of all direct and indirect costs and expenses incurred by Landlord arising from the assignee or sublessee moving into the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord's consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord's estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.

          c. Consideration to Landlord. In the event of any assignment or
             -------------------------
sublease, except with respect to an assignment or sublease pursuant to Paragraph 13.g., Landlord shall be entitled to receive, as additional rent hereunder, fifty percent (50%) of any consideration (including, without limitation, payment for leasehold improvements and any "Leasehold Profit" as defined below) paid by the assignee or subtenant for the assignment or sublease and, in the case of a sublease, fifty percent (50%) of the excess of the amount of rent paid for the sublet space by the subtenant over the amount of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above attributable to the sublet space for the corresponding month; except that Tenant may recapture, on an amortized basis over the term of the sublease or assignment, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the Treasury Rate charged as of the commencement date of such assignment or sublease (i) any brokerage commissions paid by Tenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment), (ii) reasonable legal fees paid by Tenant in connection with such assignment or subletting (provided that such legal fees shall not exceed One Thousand Five Hundred Dollars ($1,500.00) for an assignment of the Lease and shall not exceed Seven Hundred Fifty Dollars ($750.00) for any single sublease) and (iii) any improvement allowance or construction costs incurred by Tenant in connection with the assignment or sublease (collectively the "Assignment or Subletting Costs"), provided that, as a condition to Tenant recapturing the Assignment or Subletting Costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord's execution of Landlord's consent to the assignment or subletting, a detailed accounting of the Assignment or Subletting Costs theretofore incurred by Tenant and supporting documents, such as receipts and construction invoices, and within one-hundred eighty (180) days of Landlord's execution of Landlord's consent to the assignment or subletting, a detailed accounting of all Assignment or Subletting Costs to be taken into account hereunder and supporting documents, such as receipts and construction invoices. To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the subtenant or assignee as rent or consideration (i) the Monthly Rent and Additional Rent payable by Tenant to Landlord for the subject space and (ii) the incremental amount, on an amortized basis, of the Assignment or Subletting Costs, and fifty percent (50%) of the then remaining sum shall be paid promptly to Landlord. "Leasehold Profit" shall be the value allocated to the leasehold between the parties to the assignment or sublease, but in no event less than the excess of the present value of the fair market rent of the Premises for the remaining term of this Lease after such assignment or sublease, over the Monthly Rent payable hereunder for such remaining term, as reasonably determined by Landlord. Upon Landlord's request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and that belong to Landlord, and shall direct such subtenant or assignee to pay the same directly to Landlord. If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to the preceding sentence shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease.

          d. Procedures. If Tenant desires to assign this Lease or any interest
             ----------
therein or sublet all or part of the Premises, Tenant shall give Landlord written notice thereof and the terms proposed (the "Sublease Notice"), which Sublease Notice, in the case of a proposed sublease, shall designate the space proposed to be sublet. Landlord shall have the prior right and option (to be exercised by written notice to Tenant given within thirty (30) days after receipt of Tenant's notice) (i) to sublet from Tenant the portion of the Premises proposed by Tenant to be sublet, for the term for which such portion is proposed to be sublet, but at the lesser of the proposed sublease rent or the same rent (including Additional Rent as provided for in Paragraph 7 above) as Tenant is required to pay to Landlord under this Lease for the same space, computed on a pro rata square footage basis, and during the term of such sublease Tenant shall be released of its obligations under this Lease with regard to the subject space, (ii) in the case of any proposed assignment of this Lease or any proposed sublet of all or any portion of the Premises the term of which expires during the last twelve (12) months of the term of this Lease, to terminate this Lease in its entirety (in the case of any proposed assignment) or as it pertains to the portion of the Premises so proposed by Tenant to be sublet (in the case of any such proposed sublet), or (iii) to approve Tenant's proposal to assign or sublet conditional upon Landlord's subsequent written approval of the specific assignment or sublease obtained by Tenant and the specific assignee or subtenant named therein. If Landlord exercises its option in (i) above, then Landlord may, at Landlord's sole cost, construct improvements in the subject space and, so long as the improvements are suitable for general office purposes, Landlord shall have no obligation to restore the subject space to its original condition following the termination of the sublease. If Landlord exercises its option described in (iii) above, then Tenant shall have six (6) months thereafter to submit to Landlord, for Landlord's written approval, Tenant's proposed assignment or sublease agreement (in which the proposed assignee or subtenant shall be named, and which agreement shall otherwise meet the requirements of Paragraph 13.e. below), together with a current financial statement of such proposed assignee or subtenant and any other information reasonably requested by Landlord. If Tenant fails to submit the specific assignment or sublease and other required information within such time, or if the terms of the specific assignment or sublease submitted by Tenant vary from the terms set forth in the Sublease Notice approved by Landlord pursuant to
(iii) above, then Tenant shall be required to submit a new Sublease Notice for Landlord's evaluation pursuant to the procedures set forth in this paragraph. If Landlord fails to exercise any such option to sublet or to terminate, this shall not be construed as or constitute a waiver of any of the provisions of Paragraphs 13.a., b., c. or d. herein. If Landlord exercises any option to sublet or to terminate, any costs of demising the portion of the Premises affected by such subleasing or termination shall be borne by Tenant. In addition, Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed subletting, and Tenant agrees to indemnify, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 14.b. below), including, without limitation, claims for commissions arising from such proposed subletting. Landlord's foregoing rights and options shall continue throughout the entire term of this Lease.

          e. Documentation. No permitted assignment or subletting by Tenant
             -------------
shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) the assignee or subtenant may not further assign or sublet the assigned or sublet space without Landlord's prior written consent (which, in the case of a further assignment proposed by an assignee, shall not be unreasonably withheld, subject to Landlord's rights under the provisions of this Paragraph 13), subject, however, to an assignee's right to further assign this Lease without Landlord's consent pursuant to Paragraph 13.g. below, (ii) the assignee or subtenant will comply with all of the provisions of this Lease, and Landlord may enforce the Lease provisions directly against such assignee or subtenant, (iii) in the case of an assignment, the assignee assumes all of Tenant's obligations under this Lease arising on or after the date of the assignment, and (iv) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease which are applicable to the sublet space. In addition to the foregoing, no sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord's consent to sublease form. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above. Notwithstanding the foregoing, however, no subtenant or assignee shall be permitted to occupy the Premises unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

          f. No Merger. Without limiting any of the provisions of this Paragraph
             ---------
13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord's consent or for any advance rental payment by the subtenant in excess of one month's rent.

          g. Affiliates. Notwithstanding anything to the contrary in Paragraphs
             ----------
13.a. and 13.d., but subject to Paragraphs 13.e. and 13.f., Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord's consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant's parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, or the power to direct the management of, the relevant entity) or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant's parent, or to any person or entity which acquires substantially all the assets of Tenant as a going concern (collectively, an "Affiliate"), provided that (i) Landlord receives prior written notice of an assignment or subletting, (ii) in the case of an assignment, the Affiliate's net worth is not less than Tenant's net worth immediately prior to the assignment (or series of transactions of which the same is a part), (iii) the Affiliate has proven experience in the operation of a first-class business of a type consistent with the use of the Building as a first-class office Building in the San Francisco financial district, (iv) the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (v) the Affiliate assumes (in the event of an assignment) in writing all of Tenant's obligations under this Lease and (vi) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate.

          h. Shared Space Arrangement. Notwithstanding anything to the contrary
             ------------------------
in this Paragraph 13, Tenant may from time to time permit third parties with whom Tenant is working on particular projects and with whom Tenant will share office services to use a portion of the Premises and such use shall not be deemed to be a sublease so long as (i) no more than fifteen percent (15%) of the rentable square footage of the Premises is so used at any one time and (ii) the space occupied by such parties is not separately demised from the balance of the

Premises (i.e. separated from the balance of the space by a wall or other constructed device and having separate entrances to the common areas), (iii) the use of the space is not a use which is described in clause (ii) of the second paragraph of Paragraph 13.a., and (iv) Tenant does not realize a profit with respect to the space so used. The rights set forth in this paragraph are personal to the then Tenant under this Lease and its Affiliates, and shall not inure to the benefit of any subtenant which is not an Affiliate of the then Tenant hereunder. Tenant shall be fully responsible for the conduct of such parties within the Premises and the Real Property, and Tenant's indemnification obligations set forth in Paragraph 14 of this Lease shall apply with respect to the conduct of such parties. Prior to the effective date thereof, Tenant shall supply Landlord with the terms of any such space sharing arrangement, including the identity of the parties to such arrangement. If such arrangement indicates that the sums payable thereunder for the value of the use of the space exceed the Monthly Rent and Additional Rent payable under Paragraphs 5 and 7 hereof for such space, that particular space sharing arrangement will be deemed to be a sublease for all purposes of this Lease, including for the purpose of requiring Landlord's consent thereto and applying the provisions of Paragraph 13.c. above.

       14.  Indemnification of Landlord.
            ---------------------------

            a. Landlord and the holders of any Superior Interests (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Real Property from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Real Property, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Real Property, or acts of other tenants of the Building; provided, however, that, subject to Paragraph 16 below, the foregoing waiver shall be inapplicable to any loss, injury or damage resulting directly from Landlord's gross negligence or willful misconduct. Tenant acknowledges that from time to time throughout the term of this Lease, construction work may be performed in and about the Building and the Real Property by Landlord, contractors of Landlord, or other tenants or their contractors, and that such construction work may result in noise and disruption to Tenant' s business. In addition to and without limiting the foregoing waiver or any other provision of this Lease, Tenant agrees that Landlord shall not be liable for, and Tenant expressly waives and releases Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) from any Claims (as defined in Paragraph 14.b. below), including without limitation, any and all consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, arising or alleged to be arising as a result of any such construction activity. Landlord shall use its good faith efforts to minimize such noise and disruption to Tenant's business, and, without limitation, Landlord shall perform any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by managers of other first class high rise office buildings in the San Francisco financial district (except to the extent an emergency and/or Legal Requirements require otherwise, as reasonably determined by Landlord).

          b. Tenant shall hold Landlord and the holders of any Superior Interest, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Landlord, the "Indemnitees") harmless from and indemnify the Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys' fees and costs incurred in defending against the same (collectively, "Claims"), to the extent arising from
(a) the acts or omissions of Tenant or any other Tenant Parties (as defined in Paragraph 8.c. above) in, on or about the Real Property, or (b) any construction or other work undertaken by or on behalf of Tenant in, on or about the Premises, whether prior to or during the term of this Lease (but excluding any construction work undertaken by or on behalf of Landlord), or (c) any breach or Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises; except to the extent such Claims are caused directly by the gross negligence or willful misconduct of Landlord or its authorized representatives. In case any action or proceeding be brought against any of the

Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant's sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

       15.  Insurance.
            ---------

            a. Tenant's Insurance. Tenant shall, at Tenant's expense, maintain
               ------------------
during the term of this Lease (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the term hereof, then also during such pre-term or post-term period): (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of $1,000,000 per occurrence combined single limit for bodily injury and property damage, $1,000,000 for products-completed operations coverage, $100,000 fire legal liability, $1,000,000 for personal and advertising injury (which coverage shall not be subject to the contractual liability exclusion), with a $2,000,000 general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant's operations in the Building, (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of "all risk" insurance policies (excluding earthquake and flood but including water damage), covering Tenant's personal property and trade fixtures in or about the Premises or the Real Property, and any improvements and/or Alterations in the Premises, for the full replacement value thereof without deduction for depreciation, except that Tenant shall not be obligated to insure any of the Tenant Improvements which are normal and customary general office improvements; (iii) workers' compensation insurance in statutory limits; and (iv) if Tenant operates owned, leased or non-owned vehicles on the Real Property, comprehensive automobile liability insurance with a minimum coverage of $1,000,000 per occurrence, combined single limit. The above described policies shall protect Tenant, as named insured, and Landlord and all the other Indemnitees and any other parties designated by Landlord, as additional insureds; shall insure Landlord's and such other parties' contingent liability with regard to acts or omissions of Tenant; shall specifically include all liability assumed by Tenant under this Lease (provided, however, that such contractual liability coverage shall not limit or be deemed to satisfy Tenant's indemnity obligations under this Lease); and, if subject to deductibles, shall provide for deductible amounts not in excess of those approved in advance in writing by Landlord in its reasonable discretion. Landlord reserves the right to increase the foregoing amount of liability coverage from time to time as Landlord reasonably determines is required to adequately protect Landlord and the other parties designated by Landlord from the matters insured thereby (provided, however, that Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant), and to require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as reasonably determined by Landlord and as to which Landlord and such other parties designated by Landlord shall be additional insureds.

          b. Policy Form. Each insurance policy required pursuant to Paragraph
             -----------
15.a. above shall be issued by an insurance company licensed in the State of California and with a general policyholders' rating of "A+" or better and a financial size ranking of "Class VIII" or higher in the most recent edition of Best's Insurance Guide. Each insurance policy, other than Tenant's workers' compensation insurance, shall (i) provide that it may not be materially changed, cancelled or allowed to lapse unless thirty (30) days' prior written notice to Landlord and any other insureds designated by Landlord is first given, (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured, (iii) include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 16 below, and (iv) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Indemnitees by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. Each such insurance policy or a certificate thereof shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal policies or certificates at least thirty (30) days prior to the expiration dates of expiring policies. If Tenant fails to procure such insurance or to deliver such policies or certificates, Landlord may, at its option, procure the same for Tenant's account, and the cost thereof shall be paid to Landlord by Tenant upon demand. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

          Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (i) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant's part to make any addition, Alteration or improvement in or to the Premises.

          c. Landlord's Insurance. During the term hereof, Landlord shall keep
             --------------------
the Building and all Tenant Improvements made pursuant to Paragraph 4 hereof (but excluding any Initial Alterations which are not normal and customary general office improvements, and any personal property, trade fixtures or other fixtures, office equipment, furniture, artwork and other decorations not affixed to and a part of the Building) insured through reputable insurance underwriters against perils covered by a standard "all risk" insurance policy or policies as such policies are in use from time to time for comparable first-class high-rise office buildings in the San Francisco financial district (excluding, at Landlord's option, perils such as earthquake, flood and other standard "all risk" policy form exclusions), with a deductible provision, if any, that does not materially exceed that which prudent, efficient operators of first-class high-rise office buildings in the San Francisco financial district would carry from time-to-time in the exercise of reasonable business judgment, in an amount or amounts equal to not less than eighty percent (80%) of the full replacement value of the Building (excluding the land and the footings, foundations and installations below the basement level) and such Tenant Improvements, without deduction for depreciation, including the costs of demolition and debris removal, or such other fire and property damage insurance as Landlord shall reasonably determine to give substantially equal or greater protection. During the term hereof, Landlord shall keep in force general liability insurance in the amount and coverage as Landlord deems commercially reasonable.

       16.   Mutual Waiver of Subrogation Rights. Each party hereto hereby
             -----------------------------------
releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party's fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Real Property that is caused by or results from risks insured against under any fire and extended coverage insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 16, Landlord and Tenant shall be deemed to be carrying the insurance policies that they are required to carry pursuant to Paragraph 15 but do not actually carry. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

       17. Utilities.
           ---------

           a. Basic Services. Landlord shall furnish the following utilities and
              --------------
services ("Basic Services") for the Premises: (i) during the hours of 7 A.M. to 6 P.M. ("Business Hours") Monday through Friday (except public holidays) ("Business Days"), electricity for Building standard lighting and power suitable for the use of the Premises for ordinary general office purposes, (ii) during Business Hours on Business Days, heat and air-conditioning required in Landlords judgment for the comfortable use and occupancy of the Premises for ordinary general office purposes, (iii) unheated water for the restroom(s) servicing the Premises, (iv) elevator service to the floor(s) of the Premises by nonattended automatic elevators for general office pedestrian usage, and (v) on Business

Days, janitorial services limited to emptying and removal of general office refuse, light vacuuming as needed and window washing as determined by Landlord. Notwithstanding the above, but subject to any temporary shutdown for repairs, for security purposes, for compliance with any Legal Requirements, or due to Force Majeure, (A) Tenant shall have access to the Premises 24 hours a day, each day of the Lease term, and (B) the services described in (iii) and (iv) above shall be provided to the Premises 24 hours a day, each day of the Lease term, without additional charge to Tenant. In addition, Tenant may use and Landlord shall make available to Tenant water, heat, air conditioning, electric current and janitorial service in excess of that provided in Basic Services ("Excess Services," which shall include without limitation any power usage other than through standard 110-volt AC outlets; electricity and/or water consumed by Tenant in connection with any dedicated or supplemental heating, ventilating and/or air conditioning, computer power, telecommunications and/or other special units or systems of Tenant; chilled, heated or condenser water; or water used for any purpose other than ordinary drinking and lavatory purposes) provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises (it being understood that in no event shall Landlord be obligated to make available to the Premises more than the pro rata share of the capacity of any Excess Service available to the Building or the applicable floor of the Building, as the case may be), and provided further that Tenant complies with the non-discriminatory procedures established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Paragraph 17. Landlord reserves the right to install in the Premises or the Real Property electric current and/or water meters (including, without limitation, any additional wiring, conduit or panel required therefor) to measure the electric current or water consumed by Tenant or to cause the usage to be measured by other reasonable methods (e.g. by temporary "check" meters or by survey).

          b. Payment for Utilities and Services. The cost of Basic Services
             ----------------------------------
shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the cost, at Landlord's prevailing rate in the Building, of any Excess Services used by Tenant, (ii) the cost of installing, operating, maintaining or repairing any meter or other device used to measure Tenant's consumption of utilities, but only if such meter or other device establishes Tenant's use of Excess Services, (iii) the cost of installing, operating, maintaining or repairing any Temperature Balance Equipment (as defined in Paragraph 17.c. below) for the Premises and/or any equipment required in connection with any Excess Services requested by Tenant, and (iv) any cost otherwise incurred by Landlord in keeping account of or determining any Excess Services used by Tenant. Landlord's failure to bill Tenant for any of the foregoing shall not waive Landlord's right to bill Tenant for the same at a later time, provided that such bill is delivered to Tenant no later than hundred eighty (180) days from the end of the calendar year in which such utilities or services were performed or such costs incurred by Landlord, as applicable.

          c. Temperature Balance. If the temperature otherwise maintained in any
             -------------------
portion of the Premises by the heating, air conditioning (if applicable) or ventilation (if applicable) system is affected as a result of (i) the type or quantity of any lights, machines or equipment (excluding typical office equipment in typical densities for office use, which typical equipment and densities shall in no event include dedicated computer rooms) used by Tenant in the Premises, (ii) the occupancy of such portion of the Premises by more than one person per one hundred seventy-five (175) square feet of rentable area therein, (iii) an electrical demand load in excess of 1.0 watt per rentable square foot for overhead lighting or 2.0 watts per rentable square foot for convenience outlets, (iv) any rearrangement of partitioning or other improvements (other than those included in the Tenant Improvements), or (v) Tenant' s failure to observe Landlord's requirements with respect to closure of any operable windows in the Premises, then at Tenant's sole cost, Landlord may install any equipment, or modify any existing equipment Landlord reasonably determines to be necessary to restore the temperature balance (such new equipment or modifications to existing equipment termed herein "Temperature Balance Equipment"). Tenant agrees to keep closed, when necessary, (i) draperies which, because of the sun's position, must be closed to provide for the efficient operation of the air conditioning system, and (ii) windows which, because of outside temperatures, winds or other conditions, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heating, ventilating, if applicable, and air conditioning, if applicable, system. Landlord makes no representation to Tenant regarding the adequacy or fitness of the equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

          d. Utility Connections. Tenant shall not connect or use any apparatus
             -------------------
or device in the Premises (i) using current in excess of 110 volts, or (ii) which would cause Tenant's electrical demand load to exceed 1.0 watt per rentable square foot for overhead lighting or (iii) which would exceed the capacity of the existing panel or transformer serving the Premises (unless Tenant pays the cost of modifying any such panel or transformer to increase its capacity so as to be sufficient for Tenant's requirements); provided, however, that in no event shall Tenant's electrical demand load exceed 2.0 watts per rentable square foot for convenience outlets without Landlord's prior written consent, which consent shall not be unreasonably withheld. The electricity available to Tenant pursuant to the foregoing shall not affect Tenant's obligation pursuant to Paragraph 17.b above to pay for any such electricity which constitutes Excess Services pursuant to Paragraph 17.a. above. Tenant shall not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of the Tenant Improvements or Alterations approved by Landlord), or water pipes, any apparatus or device for the purpose of using electrical current or water.

     Landlord will not permit additional coring of the floor of the Premises in order to install new electric outlets in the Premises unless Landlord is satisfied, on the basis of such information to be supplied by Tenant at Tenant's expense, that coring of the floor in order to install such additional outlets will not weaken the structure of the floor.

          e. Interruption of Services. Landlord's obligation to provide access
             ------------------------
to and utilities and services for the Premises are subject to the Rules and Regulations of the Building, applicable Legal Requirements (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs, for security purposes, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the control of Landlord. In the event of an interruption in, or failure or inability to provide access to or any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability. Notwithstanding the foregoing, if any interruption in, or failure or inability to provide access to the Premises or any of the Basic Services described in Paragraph 17.a. is within Landlord's reasonable control and continues for ten (10) or more consecutive days after Tenant's written notice thereof to Landlord, and Tenant is unable to conduct and does not conduct any business in a material portion of the Premises as a result thereof, then Tenant shall be entitled to an abatement of Monthly Rent under Paragraph 5 hereof and Additional Rent under Paragraph 7 hereof, which abatement shall commence as of the first day after the expiration of such ten (10) day period and terminate upon the cessation of such interruption, failure or inability, and which abatement shall be based on the portion of the Premises rendered inaccessible or-unusable for Tenant's business by such interruption, failure or inability. The abatement provision set forth above shall be inapplicable to any interruption, failure or inability described in this Paragraph 17.e. that is caused by (x) damage from fire or other casualty (it being acknowledged that such situation shall be governed by Paragraph 26, or (y) the gross negligence or willful misconduct of Tenant or its agents, employees or contractors, except where Tenant reimburses Landlord for the deductible required under Landlord's property damage/rental loss insurance.

          f. Governmental Controls. In the event any governmental authority
             ---------------------
having jurisdiction over the Real Property or the Building promulgates or revises any Legal Requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively "Controls") or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. Landlord shall use its good faith efforts to minimize disruption to Tenant's business caused by any such alterations, and, without limitation, Landlord shall perform any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by managers of other first class high rise office buildings in the San Francisco financial district (except to the extent an emergency and/or Legal Requirements require otherwise, as reasonably determined by Landlord).

       18. Personal Property and Other Taxes. Tenant shall pay, at least ten
           ---------------------------------
(10) days before delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant's equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises, (b) by virtue of any Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord, Tenant shall reimburse Landlord for Landlord's payment upon demand.

       19. Rules and Regulations. Tenant shall comply with the rules and
           ---------------------
regulations set forth on Exhibit B attached hereto, as such rules and
                         ---------
regulations may be modified or amended by Landlord from time to time (the "Rules and Regulations"), provided such amendments or modifications shall be reasonable and non-discriminatory and shall not materially increase the burdens or obligations imposed by this Lease upon Tenant and shall not prohibit the conduct of any business in the Premises which Tenant is permitted to conduct pursuant to Paragraphs 2.g. and 8 hereof. Landlord shall not be responsible to Tenant for the nonperformance or noncompliance by any other tenant or occupant of the Building of or with any of the Rules and Regulations, but Landlord shall not enforce the Rules and Regulations in a discriminatory manner. In the event of any conflict between the Rules and Regulations and the balance of this Lease, the balance of this Lease shall control.

       20.  Surrender: Holding Over.
            -----------------------

            a. Surrender. Upon the expiration or other termination of this
               ---------
Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided in Paragraph 9 above) in their original condition, except for reasonable wear and tear and damage from casualty or condemnation; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises any Alterations that Tenant is required by Landlord to remove under the provisions of Paragraph 9, and all of Tenant's equipment and other personal property, trade fixtures, and furniture. If such removal is not completed at the expiration or other termination of this Lease, Landlord may remove the same at Tenant's expense. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of ceilings and walls) or, if Tenant fails to do To, Landlord may do so at Tenant's expense. The removal of the Tenant Improvements and other Alterations from the Premises shall be governed by Paragraph 9 above. Tenant's obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant's possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

          b. Holding Over. If Tenant remains in possession of the Premises after
             ------------
the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant's occupancy shall be a month-to-month tenancy at a rent agreed upon by Landlord and Tenant, but in no event less than the greater of (i) one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease or (ii) the then fair market rental (as reasonably determined by Landlord) for the Premises. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord's acceptance of rent after such holding over with Landlord's written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord's consent, Tenant's continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to the greater of (i) one hundred fifty percent (150%) of the fair market rental (as reasonably determined by Landlord) for the Premises or (ii) two hundred percent (200%) of the Monthly Rent and Additional Rent payable under this Lease for the last full month prior to the date of such expiration or termination.

          c. Indemnification. If Tenant remains in possession of the Premises
             ---------------
after the expiration or earlier termination of this Lease without the express written consent of Landlord, and such occupancy shall continue for more than ten
(10) days Landlord's written demand to Tenant that Tenant surrender possession of the Premises to Landlord, Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant's failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord's damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

       21.  Subordination and Attornment.
            ----------------------------

            a. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Real Property or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a "Superior Interest") without the necessity of any further documentation evidencing such subordination. Notwithstanding the foregoing, Tenant shall, within ten (10) days after Landlord's request, execute and deliver to Landlord a document evidencing the subordination of this Lease to a particular Superior Interest. Tenant hereby irrevocably appoints Landlord as Tenant's attorney-in-fact to execute and deliver any such instrument in the name of Tenant if Tenant fails to do so within such time. If the interest of Landlord in the Real Property or the Building is transferred to any person ("Purchaser") pursuant to or in lieu of proceedings for enforcement of any Superior Interest, Tenant shall immediately and automatically attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein. Notwithstanding the foregoing, if a Superior Interest is created following the execution of this Lease, Landlord's delivery to Tenant of a non-disturbance agreement with respect thereto as described in Paragraph 21.b. below and otherwise in such holder's standard institutional form shall be a condition to the subordination of this Lease thereto, except that in no event shall Tenant be required to pay Landlord or the holder of such Superior Interest any fees or charges in order to obtain such non-disturbance agreement.

            b. Upon Tenant's written request, Landlord will request that the holders of any Superior Interests in place as of the date of this Lease execute a written "non-disturbance agreement" on Tenant's behalf providing that, if Tenant is not in default under this Lease beyond any applicable grace period, that such party will recognize this Lease and Tenant's rights hereunder and will not disturb Tenant's possession hereunder, and if this Lease is by operation of law terminated in a foreclosure, that a new lease will be entered into on the same terms as this Lease for the remaining term hereof. The failure of any such holder of a Superior Interest to execute and deliver such a non-disturbance agreement upon Landlord's request shall not constitute a default hereunder by Landlord, it being understood that Landlord's sole obligation is to request in good faith the execution and delivery of such agreement. Further, if in order to obtain such non-disturbance agreement from any such holder of a Superior Interest Landlord is required to expend any sum, Landlord shall so notify Tenant and Tenant may elect to pay such sum. In no event shall Landlord be required to expend any sums in connection therewith.

       22. Financing Condition. If any lender or ground lessor that intends to
           -------------------
acquire an interest in, or holds a mortgage, ground lease or deed of trust encumbering any portion of the Real Property should require, either the execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease, giving such lender the right to cure such default until such lender has completed foreclosure, and preventing Tenant from terminating this Lease unless such default remains uncured after foreclosure has been completed, and/or any modification of the agreements, covenants, conditions or provisions of this Lease, then Tenant agrees that it shall, within fifteen (15) days after Landlord's request, execute and deliver such agreement and modify this Lease as required by such lender or ground lessor; provided, however, that no such modification shall affect the length of the term or increase the rent payable by Tenant under Paragraphs 5 and 7 or otherwise increase Tenant's obligations (other than notice requirements and other similar ministerial obligations). Tenant acknowledges and agrees that its failure to timely execute any such agreement or modification required by such lender or ground lessor may cause Landlord serious financial damage by causing the failure of a financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 below, including its right to damages caused by the loss of such financing.

       23. Entry by Landlord. Landlord may, at any and all reasonable times, and
           -----------------
upon reasonable advance notice (provided that no advance notice need be given if an emergency (as determined by Landlord in its reasonable judgment) necessitates an immediate entry or prior to entry to provide routine janitorial services), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply janitorial and any other service Landlord is required to provide hereunder, (c) show the Premises to prospective lenders, purchasers or tenants, (d) post notices of nonresponsibility, and (e) alter, improve or repair the Premises or any other portion of the Real Property. In connection with any such alteration, improvement or repair, Landlord may erect in the Premises or elsewhere in the Real Property scaffolding and other structures reasonably required for the work to be performed. Except as otherwise expressly provided in this Lease, in no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by Tenant; provided, however, that Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant as reasonably possible without incurring additional expense. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant's vaults and safes. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof.

       24. Insolvency or Bankruptcy. The occurrence of any of the following
           ------------------------
shall constitute an Event of Default under Paragraph 25 below:

           1. Tenant ceases doing business as a going concern, makes an assignment for the benefit of creditors, is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of such petition) seeking for Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any state or federal bankruptcy or other law, or Tenant consents to or acquiesces in the appointment, pursuant to any state or federal bankruptcy or other law, of a trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant's assets; or

           2. Tenant fails within sixty (60) days after the commencement of any proceedings against Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any state or federal bankruptcy or other Legal Requirement, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after an appointment pursuant to any state or federal bankruptcy or other Legal Requirement without Tenant's consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant's assets, to have such appointment vacated; or

           3. Tenant is unable, or admits in writing its inability, to pay its debts as they mature; or

           4. Tenant gives notice to any governmental body of its insolvency or pending insolvency, or of its suspension or pending suspension of operations.

       In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall any rights or privileges hereunder be an asset of Tenant, the trustee, debtor-in-possession, or the debtor's estate in any bankruptcy, insolvency or reorganization proceedings.

       25.  Default and Remedies.
            --------------------

            a.   Events of Default. The occurrence of any of the following shall
                 -----------------
constitute an "Event of Default" by Tenant:

                 1. Tenant fails to pay when due Monthly Rent, Additional Rent or any other rent due hereunder within five (5) days after written notice from Landlord that such sum is due, except that Landlord shall only be required to give one such notice in any calendar year, and after any such notice is given any failure by Tenant in such calendar year to pay Monthly Rent, Additional Rent or any other rent due hereunder within five (5) days after due shall itself constitute an Event of Default, without the requirement of notice from Landlord of such failure; or

                 2. Tenant abandons the Premises or any portion thereof; or

                 3. Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above, within the applicable period set forth therein; or

                 4. Tenant violates the bankruptcy and insolvency provisions of Paragraph 24 above; or

                 5. Tenant makes or has made or furnishes or has furnished any warranty, representation or statement to Landlord in connection with this Lease, or any other agreement made by Tenant for the benefit of Landlord, which is or was false or misleading in any material respect when made or furnished; or

                 6. Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above; or

                 7. Tenant fails to comply with any other provision of this

          Lease in the manner required pursuant to this Lease within thirty (30) days after written notice from Landlord of such failure (or if the noncompliance cannot by its nature be cured within the 30-day period, if Tenant fails to commence to cure such noncompliance within the 30-day period and thereafter diligently prosecute such cure to completion).

            b.   Remedies. Upon the occurrence of an Event of Default Landlord
                 --------
shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

          1. Landlord may terminate Tenant's right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant's account, its storage of Tenant's personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant's surrender of the Premises or constitute a termination of this Lease or of Tenant's right to possession of the Premises.

     Upon such termination in writing of Tenant's right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

               (i)   The reasonable cost of recovering the Premises; plus

               (ii) The reasonable cost of removing Tenant's Alterations, trade fixtures and improvements; plus

               (iii) All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

               (iv) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Interest Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

               (v) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

               (vi) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

            2. Landlord has the remedy described in California Civil Code
Section 1951.4 (a landlord may continue the lease in effect after the tenant's breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due. After the occurrence of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant's account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for subletting, the other costs of subletting, including but not limited to brokers' commissions, attorneys' fees and expenses of removal of Tenant's personal property, trade fixtures and Alterations; (ii) second, co the payment of rent then due and payable hereunder; (iii) third, co the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month co pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency co Landlord monthly upon demand. Notwithstanding any such subletting for Tenant's account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event of Default.

       During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant's right to possession of the Premises and subject to Paragraph 13, entitled Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant's interest in the Premises or in this Lease.

          3. During the continuance of an Event of Default, and after Tenant's abandonment of the Premises (within the meaning of California Civil Code Section 1951.2) or Landlord's eviction of Tenant from the Premises by appropriate legal proceedings, Landlord may enter the Premises without terminating this Lease and remove all Tenant's equipment, furniture and other personal property, Alterations and trade fixtures from the Premises and store them at Tenant's risk and expense. If Landlord removes such property from the Premises and stores it at Tenant's risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or co pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys' fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

       Tenant hereby waives all claims for damages that may be caused by Landlord's reentering and taking possession of the Premises or removing and storing Tenant's personal property pursuant to this Paragraph 25, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims resulting from any such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

          4. Landlord may require Tenant to remove any and all Alterations from the Premises or, if Tenant fails to do so within ten (10) days after Landlord's request, Landlord may do so at Tenant's expense.

          5. Landlord may cure the Event of Default at Tenant's expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

           c. Waiver of Redemption. Tenant hereby waives, for itself and all
              --------------------
persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

       26. Damage or Destruction. If all or a part of the Premises are damaged
           ---------------------
by fire or other casualty, or if the Building is so damaged Chat access to or use and occupancy of the Premises is materially impaired, within thirty (30) days of the date of the damage Landlord shall give Tenant notice of Landlord's reasonable estimate of the time required from the date of the damage to repair the damage (the "Damage Estimate"). If the Damage Estimate is one hundred twenty (120) days or less, then Landlord shall repair the damage and this Lease shall remain in full force and effect. If the Damage Estimate is more than one hundred twenty (120) days, Landlord, at its option exercised by written notice to Tenant within sixty (60) days of the date of the damage, shall either
(a) repair the damage, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice. If the Damage Estimate is more than one (1) year, and Landlord does not give notice terminating this Lease, then Tenant may give notice to Landlord, within thirty (30) calendar days after Tenant receives the Damage Estimate, terminating this Lease as of the date specified in Tenant's termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of Tenant's termination notice.

       Notwithstanding anything to contrary contained in this Paragraph 26, if the initial Damage Estimate is more than ninety (90) days, and the date on which Landlord reasonably anticipates the repairs of such damage will be completed is during the last twelve (12) months of the Lease term, Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other, in the case of Landlord together with the Damage Estimate, or, in the case of Tenant, within thirty (30) days of Tenant's receipt of the Damage Estimate, and this Lease shall terminate as of the date specified by the party in its termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of such notice. Notwithstanding the foregoing, if Landlord shall purport to exercise its termination right pursuant to this paragraph, and within fifteen (15) days thereafter Tenant shall validly exercise any theretofore unexercised renewal option under Paragraph 52 below, Landlord's exercise of such termination right shall be deemed void and of no force and effect, but the remaining provisions of this Paragraph 26 shall fully apply with respect to such fire or ether casualty, and any rights of Landlord (but not Tenant) to terminate this Lease pursuant to the first paragraph of this Paragraph 26 shall survive and remain exercisable in accordance with the terms of such first paragraph.

       Notwithstanding anything to the contrary in the Paragraph 26, if damage which would otherwise lead to a right to terminate this Lease results from the willful misconduct of Landlord or Tenant, the party from whose misconduct such damage results shall have no right to terminate this Lease.

       If the fire or other casualty damages the Premises or the common areas of the Real Property necessary for Tenant's use and occupancy of the Premises, and Tenant ceases to use any portion of the Premises as a result of such damage, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant's Monthly Rent and Additional Rent under Paragraphs 5 and 7 above shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises; provided, however, if the damage results from the negligence or willful misconduct of Tenant or Tenant's agents, employees, contractors, licensees or invitees, then Tenant's Monthly Rent and Additional Rent will not abate unless Tenant reimburses Landlord for the deductible required under Landlord's property damage/rental loss insurance. Landlord shall not be obligated to repair or replace any of Tenant's movable furniture, equipment, trade fixtures, and other personal property, nor any Alterations installed in the Premises by Tenant (other than those of the Initial Alterations which are normal and customary general office improvements), and no damage to any of the foregoing shall entitle Tenant to any abatement, and Tenant shall, at Tenant's sole cost and expense, repair and replace such items. All such repair and replacement of Alterations shall be constructed in accordance with Paragraph 9 above regarding Alterations.

       A total destruction of the Building shall automatically terminate this Lease. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives California Civil Code Sections

1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

       27.  Eminent Domain.
            --------------

            a. If all or any part of the Premises are taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a "taking"), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking. If only a portion of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety
(90) days after the taking; provided, however, that Tenant's right to terminate this Lease is conditioned upon the remaining portion of the Premises being of such size or configuration that such remaining portion of the Premises is unusable or uneconomical for Tenant's business. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant's relocation expenses or the interruption of or damage to Tenant's business or as compensation for Tenant's personal property, trade fixtures, Alterations or other improvements paid for by Tenant so long as any award to Tenant will not reduce the award to Landlord.

       In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereunder shall be equitably reduced. If all or any part of the Real Property other than the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking. If a portion of the Real Property other than the Premises is taken, and such taking renders Tenant without reasonable access to the Premises, Tenant may terminate this Lease upon written notice to Landlord given within thirty
(30) days after the date of taking. Any termination pursuant to this paragraph shall be effective as of the date specified by the party in its termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of such notice.

            b. Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time not exceeding one (1) year and ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the state in which the Real Property is located for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

       28. Landlord's Liability: Sale of Building. The term "Landlord," as used
           --------------------------------------
in this Lease, shall mean only the owner or owners of the Real Property at the time in question. Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord's interest in the Real Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner or other owner, on account of any of Landlord's obligations or actions under this Lease. In addition, in the event of any conveyance of title to the Real Property, then the grantor or transferor shall be relieved of all liability with respect to Landlord's obligations to be performed under this Lease after the date of such conveyance. In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, Tenant delivers to Landlord written notice specifying the nature of Landlord's alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default). Upon any conveyance of title to the Real Property, the grantee or transferee shall be deemed to have assumed Landlord's obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant's performance of its obligations hereunder, and Landlord transfers such security to the grantee or transferee of Landlord's interest in the Real Property, Landlord shall be released from any further responsibility or liability for such security. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph 14.a. above, Landlord shall not be liable for any consequential damages, or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions. Wherever in this Lease Tenant (a) releases Landlord from any claim or liability,
(b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner or other owner.

       Notwithstanding anything to the contrary contained above in this Paragraph 28 or elsewhere in this Lease, in the event that Landlord's interest in the Real Property, as the same may from time to time be encumbered, shall be in excess of Ten Million Dollars ($10,000,000.00), then such excess shall not be subject to any claims by Tenant or liability to Tenant arising out of or in connection with this Lease.

       29. Estoppel Certificates. At any time and from time to time, upon not
           ---------------------
less than ten (10) Business Days' prior notice from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that to the best of Tenant's knowledge Landlord is not in default under this Lease (or, if Landlord is in default, specifying the nature of such default), that Tenant is not in default under this Lease (or if Tenant is in default, specifying the nature of such default), the current amounts of and the dates to which the Monthly Rent and Additional Rent has been paid, and setting forth such other matters as may be reasonably requested by Landlord. Any such statement may be conclusively relied upon by a prospective purchaser of the Real Property or by a lender obtaining a lien on the Real Property as security. If Tenant fails to deliver such statement within the time required hereunder, such failure shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord's performance of its obligations hereunder, (iii) not more than one month's installment of Monthly Rent has been paid in advance, and (iv) any other statements of fact included by Landlord in such statement are correct. Tenant acknowledges and agrees that its failure to execute such certificate may cause Landlord serious financial damage by causing the failure of a sale or financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 above, including its right to damages caused by the loss of such sale or financing.

       30.   Right of Landlord to Perform. If Tenant fails to make any payment
             ----------------------------
required hereunder (other than Monthly Rent and Additional Rent) or fails to perform any other of its obligations hereunder, after the expiration of any applicable grace or cure period (unless waiting for such period to expire would jeopardize the health, safety or quiet enjoyment of the Building by its tenants and occupants or cause further damage or loss to Landlord or the Real Property, as reasonably determined by Landlord, or result in any violation (or continuance of any violation) of any Legal Requirement), Landlord may, but shall not be obliged to, and without waiving any default of Tenant or releasing Tenant from any obligations to Landlord hereunder, make any such payment or perform any other such obligation on Tenant's behalf. All sums so paid by Landlord and all necessary incidental costs in connection with the performance by Landlord of an obligation of Tenant (together with interest thereon from the date of such payment by Landlord until paid at the Interest Rate) shall be payable by Tenant to Landlord upon demand, and Tenant's failure to make such payment upon demand shall entitle Landlord to the same rights and remedies provided Landlord in the event of non-payment of rent.

       31. Late Charge. Tenant acknowledges that late payment of any installment
           -----------
of Monthly Rent or Additional Rent or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Real Property and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent or Additional Rent or any other amount due from Tenant is not received within five (5) days after due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) $100.00, which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Notwithstanding the foregoing, Landlord shall give Tenant notice of non-payment of any amounts required of Tenant under this Lease and five (5) days after delivery of such notice to cure such non-payment once in each calendar year before assessing the late charge in such calendar year pursuant to this Paragraph 31. Acceptance of any late charge shall not constitute a waiver of Tenant's default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

       32. Attorneys' Fees: Waiver of Jury Trial. In the event of any action or
           -------------------------------------
proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The "prevailing party" will be determined by the court before whom the action was brought based upon an assessment of which party's major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

       If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord's reasonable attorneys' fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.

       IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

       33. Waiver. No provisions of this Lease shall be deemed waived by
           ------
Landlord or Tenant unless such waiver is in a writing signed by the party giving such waiver. The waiver by either party of any breach of any provision of this Lease by the other party shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, or of Tenant upon any default of Landlord, shall impair such right or remedy or be construed as a waiver. Landlord's acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant's recurrent failure to timely pay rent) other than Tenant's nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Tenant's payment of rent due and Tenant's continuance in possession shall not constitute a waiver by Tenant of any default of Landlord. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

       34. Notices. All notices and demands which may or are required to be
           -------
given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at BEA Systems, Inc., 2315 North First Street, San Jose, California 95131, Attention: Director of Real Estate and Facilities, with a copy to Tenant at the foregoing address, Attention: General Counsel, or to such other place as Tenant may from time to time designate by notice to Landlord hereunder. All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Shorenstein Company, L.P., 555 California Street, 49th floor, San Francisco, California 94104, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

       35. Deleted.
           -------

       36. Defined Terms and Marginal Headings. When required by the context of
           -----------------------------------
this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including without limitation modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term "including" or "includes" is used in this Lease it shall be construed as if followed by the phrase "without limitation." The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof."

       37. Time and Applicable Law. Time is of the essence of this Lease and of
           -----------------------
each and all of its provisions. This Lease shall be governed by and construed in accordance with the laws of the State of California, and the venue of any action or proceeding under this Lease shall be the City and County of San Francisco, California.

       38. Successors. Subject to the provisions of Paragraphs 13 and 28 above,
           ----------
the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

       39. Entire Agreement: Modifications. This Lease (including any exhibit,
           -------------------------------
rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant's lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord's agents have made any representations or warranties with respect to the Premises, the Building, the Real Property or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant's business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. Neither this Lease nor any memorandum hereof shall be recorded by Tenant.

       40. Light and Air. Tenant agrees that no diminution of light air or view
           -------------
by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

       41. Name of Building. Tenant shall not use the name of the Building for
           ----------------
any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

       42. Severability. If any provision of this Lease or the application
           ------------
thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

       43. Authority. If Tenant is a corporation, partnership, trust,
           ---------
association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant's obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

       44. No Offer. Submission of this instrument for examination and signature
           --------
by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

       45. Real Estate Brokers. Tenant represents and warrants that it has
           -------------------
negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims by any real estate broker or salesman other than the real estate broker(s) identified in Paragraph 2 for a commission, finder's fee or other compensation as a result of Tenant's entering into this Lease. Landlord shall pay any commission owing to the Real Estate Brokers identified in Paragraph 2 above pursuant to a separate agreement,, and shall indemnify, defend and hold Tenant harmless from and against any and all Claims by such real estate brokers.

       46. Consents and Approvals. Wherever the consent, approval, judgment or
           ----------------------
determination of Landlord is required or permitted under this Lease, Landlord may exercise its sole discretion in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord's consent or approval is not to be unreasonably withheld, or that the standard for such consent, approval, judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. Whenever Tenant requests Landlord to take any action or give any consent or approval, Tenant shall reimburse Landlord for all of Landlord's reasonable costs incurred in reviewing the proposed action or consent (whether or not Landlord consents to any such proposed action), including without limitation reasonable attorneys' or consultants' fees and expenses, within thirty (30) days after Landlord's delivery to Tenant of a statement of such costs. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord's interest in the Real Property, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

       47. Reserved Rights. Landlord retains and shall have the rights set forth
           ---------------
below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for rent abatement:

   (a) To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.

   (b) To perform, or cause or permit to be performed, at any time and from time to time, including during Business Hours, construction in the common areas and facilities or other leased areas in the Real Property. Landlord shall use its good faith efforts to minimize disruption to Tenant's business caused by any such work, and, without limitation, Landlord shall perform any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by managers of other first class high rise office buildings in the San Francisco financial district (except to the extent an emergency and/or Legal Requirements require otherwise, as reasonably determined by Landlord).

   (c) To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises in the Real Property and to create additional rentable areas through use or enclosure of common areas.

       48. Financial Statements. Within thirty (30) days after Landlord's
           --------------------
request therefor, Tenant shall furnish to Landlord, and to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord, copies of true and accurate financial statements reflecting Tenant's then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant's most recent audited or certified annual financial statements, and in addition shall cause to be furnished to Landlord similar financial statements for any guarantor(s) of this Lease. So long as Tenant or such guarantor shall be a publicly traded entity, it may satisfy the requirements of this Paragraph 48 by delivery of its most recent publicly available financial statements.

       49. Deleted.
           -------

       50. Nondisclosure of Lease Terms. Tenant agrees that the terms of this
           ----------------------------
Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant shall use its best efforts to ensure that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord's prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant's financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.

       51. Hazardous Substance Disclosure. California law requires landlords to
           ------------------------------
disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and asbestos-containing materials ("ACM") must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building are found in the utility areas of the Building not generally accessible to Building occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain hazardous substances. Although smoking is prohibited in the public areas of the Building, these areas may, from time to time, be exposed to tobacco smoke. Building occupants and other persons entering the Building from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances. Further, certain portions of the Building contain ACM in the form of pipe insulation located in areas generally inaccessible to Building occupants and visitors, such as machinery and utility rooms, the inside of sealed walls and above suspended ceilings. Landlord has made no special investigation of the Premises with respect to any hazardous substances. Tenant agrees not to expose or disturb any ACM unless Landlord has given Tenant prior written consent thereto and Tenant complies with all applicable Legal Requirements and Landlord's written procedures for handling ACM. Tenant's failure to comply with the immediately preceding sentence shall constitute an Event of Default under Paragraph 25 of this Lease. Tenant may obtain a copy of Landlord's written procedures for handling ACM from the Building office.

       52.  Option to Renew.
            ---------------

            a. Option to Renew. Tenant shall have the option to renew this Lease
               ---------------
for one (1) additional term of five (5) years, commencing upon the expiration of the initial term of this Lease. Such renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than twelve (12) months prior to the expiration of the initial term of this Lease. Notwithstanding the foregoing, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if (i) as of the date immediately preceding the commencement of the renewal period Tenant and/or any Affiliate of Tenant is not in occupancy of at least 47,000 rentable square feet of space in the Building pursuant to this Lease or Tenant and/or any Affiliate of Tenant does not intend to continue to occupy at least 47,000 rentable square feet of space in the Building pursuant to this Lease (but intends to assign this Lease or sublet the space in whole or in part such that such occupancy requirement will not be met), or (ii) on the date Tenant exercises the option or on the date immediately preceding the commencement date of the renewal period an Event of Default shall have occurred and be continuing under this Lease.

            b. Terms and Conditions. If Tenant exercises a renewal option, then
               --------------------
during the applicable renewal period all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during the renewal term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Premises in their then "as-is" state and condition for the applicable renewal period (but the foregoing shall not diminish Landlord's duties to repair and maintain the Real Property as required by this Lease), (iii) the Base Year for the Premises shall be the calendar year in which the renewal term commences and the Base Tax Year for the Premises shall be the fiscal tax year in which the renewal term commences, and
(iv) the Monthly Rent payable by Tenant for the Premises shall be the then-fair market rent for the Premises based upon the terms of this Lease, as renewed. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Lease. For purposes of this Paragraph 52, the term "fair market rent" shall mean the rental rate that would be applicable for a lease term commencing on the commencement date of the renewal term and that would be payable in any arms length negotiations for the Premises in their then as-is condition, for the renewal term, which rental rate may be established by reference to rental terms actually negotiated for comparable space under primary lease (and not sublease), taking into consideration the location of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in first class, reputable, established high-rise office buildings in the San Francisco Financial District, in sound physical and economic condition, engaged in then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g. not offering extraordinary rental, promotional deals and other concessions to tenants in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate or to entice an anchor tenant into a newly constructed building). The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing three (3) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within such thirty (30)-day period, then the fair market rent shall be established by the appraisal procedures set forth in Paragraph 52.c. below.

          c. Appraisal. Within thirty (30) days after the expiration of the
             ---------
thirty (30)-day period provided in Paragraph 52.b.-above for the mutual agreement of Landlord and Tenant as to the fair market rent, each party hereto, at its cost, shall engage a California licensed real estate broker to act on its behalf in determining the fair market monthly rent. The brokers each shall have at least ten (10) years' experience with leases in first-class high-rise office buildings in the San Francisco Financial District. If a party does not appoint an broker within such thirty (30)-day period but an broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market rent. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market rent taking into account all of the parameters set forth in Paragraph 52.b. above. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall inform Landlord and Tenant in writing of their respective determinations of the fair market rent (each an "Initial Fair Market Rent Determination"), and shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the fair market rent. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker's fee. The third broker shall be a person who has not previously acted in any capacity for either party.

          Neither Landlord nor Tenant shall advise the third broker of the fair market rent determinations delivered by the first two brokers, and Landlord and Tenant shall instruct the first two brokers not to advise the third broker of such determinations. The third broker shall make his own determination of the fair market rent within thirty (30) days of his appointment, and shall be instructed not to advise either party or the other two brokers of his determination except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall meet with the parties to disclose his determination of the fair market rent. Such meeting shall take place in the third broker's office unless otherwise agreed by the parties.

          If the fair market rent determined by the third broker is the average of the determinations of the fair market rent delivered by Landlord's broker and Tenant's broker, the third broker's determination of fair market rent shall be the fair market rent. If such is not the case, fair market rent shall be whichever of the Initial Fair Market Rent Determinations is closest to the determination of fair market rent by the third broker.

          d. Minimum Rental. Notwithstanding the foregoing, in no event
             --------------
shall the Monthly Rent during the renewal period be less than the aggregate of the amounts of Monthly Rent and Additional Rent payable by Tenant (for all of the Premises leased hereunder) under Paragraphs 2.b., 5 and 7 hereof for the calendar month immediately preceding the commencement of the renewal period.

       53.  Right of First Offer.
            --------------------

            a. First Offer Right. Commencing June 1, 2000 and terminating May
               -----------------
31, 2003, Tenant shall have a one-time right of first offer to lease each increment of space comprising two thousand (2,000) rentable square feet or more and located on the twelfth (12th) through seventeenth (17th) floors of the Building (each of which is a "First Offer Increment") which becomes "available for lease" after June 1, 2000 and prior to May 31, 2003. Without limitation, an increment of space shall not be deemed "available for lease" within the meaning of this Paragraph 53 if (i) the then tenant under an expiring lease of such space desires to renew or extend its lease (regardless of whether such tenant shall now or at such time have a right or option to so renew or extend) or (ii) any tenant of the Building exercises an expansion option or right of first offer or refusal to lease such space, which expansion option or right of first offer or refusal has been granted prior to June 1, 2000. Upon Landlord obtaining knowledge of any such increment of space becoming available, Landlord shall so notify Tenant in writing, identifying the space and specifying the availability date (or estimated availability date); provided, however, that Landlord shall have no obligation to deliver any such availability notice (i) prior to June 1, 2000 (and Tenant shall have no rights under this Paragraph 53 prior to such date), (ii) prior to six (6) months prior to the estimated availability date, or
(iii) in any given calendar year (and Tenant shall not have any right of first offer pursuant to this Lease during such calendar year) unless on or prior to December 1st of the preceding calendar year Tenant shall deliver written notice to Landlord requesting that Landlord deliver to Tenant availability notices pursuant to this Paragraph 53 during such given calendar year.

            b. Terms and Conditions. If Tenant elects to lease a First Offer
               --------------------
Increment, Tenant shall so notify Landlord in writing within ten (10) Business Days after the date of Landlord's notice. If Tenant does not exercise its right to lease a First Offer Increment within such ten (10) Business Day period, then Landlord shall be forever released of its obligation to offer or lease such First Offer Increment to Tenant, Tenant shall have no rights with respect thereto, and the provisions of this Paragraph 53 shall not again apply to that particular First Offer Increment.

          Upon Tenant's election to lease a First Offer Increment, Landlord and Tenant shall promptly enter into an amendment of this Lease, adding such First Offer Increment to the Premises on all the terms and conditions set forth in this Lease as to the Premises originally demised hereunder, except that (i) the term of the lease to Tenant of such First Offer Increment shall commence upon Landlord's delivery of the same to Tenant (but in no event sooner than thirty
(30) days after the date of Landlord's notice to Tenant) and shall continue coextensively with the remaining term of this Lease and any extension thereof,
(ii) Tenant shall take the First Offer Increment in its then "as-is" condition,
(iii) the Monthly Rent payable by Tenant under Paragraph 5 of the Lease for the First Offer Increment shall be as provided in Paragraph 53.d. below, (iv) Tenant's Share payable under Paragraph 7 hereof with respect to such First Offer Increment shall be determined by dividing the rentable square footage of such First Offer Increment (using Landlord's then applicable space measurement method in the Building) by the rentable square footage of the Building (using Landlord's then applicable space measurement method in the Building) and Tenant's Share for the Premises set forth in Paragraph 2.e. shall be increased by such amount, (v) the "Base Year" with respect to such First Offer Increment shall be the calendar year in which such First Offer Increment is added to this Lease, and (vi) the "Base Tax Year" with respect to the First Offer Increment shall be the fiscal tax year in which the First Offer Increment is added to this Lease.

          d. Monthly Rent. The Monthly Rent for each First Offer Increment shall
             ------------
be the then-fair market rent for the First Offer Increment. For purposes of this Paragraph 53, the term "fair market rent" shall have the meaning set forth in Paragraph 52 above, all references to the "Premises" therein being deemed references to the "First Offer Increment", and disregarding any provisions which by their nature pertain only to the renewal term. The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) day period following Landlord's notice to Tenant regarding the availability of the First Offer Increment, but in no shall such thirty (30) day period commence prior to three (3) months prior to the estimated availability date of the First Offer Increment. If Landlord and Tenant are unable to agree upon the fair market rent within such thirty (30)-day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Paragraph 52.c. If the fair market rent for a First Offer Increment has not been established prior to the date the First Offer Increment is to be added to this Lease, then Tenant shall pay as minimum Monthly Rent for the First Offer Increment the amount produced by multiplying the rentable square footage of the First Offer Increment by the Monthly Rent and Additional Rent payable by Tenant for all the Premises then leased under this Lease under Paragraphs 2.c., 5 and 7 hereof (as calculated on a per rentable square foot basis) for the month immediately preceding the date the First Offer Increment is added to the Premises. If the fair market rent, as subsequently determined, exceeds the rent paid by Tenant for the First Offer Increment during the period prior to the date the fair market rent was determined, Tenant shall pay the deficiency to Landlord within ten (10) days after such determination, and if the fair market rent, as subsequently determined, is less than the rent so paid by Tenant, Landlord shall credit Tenant's overpayment against Tenant's next accruing Monthly Rent obligations with respect to the Premises.

        Notwithstanding the foregoing, in no event shall the Monthly Rent for the First Offer Increment, as finally determined and as calculated on a per rentable square foot basis, be less than the aggregate of the amounts of Monthly Rent and Additional Rent payable by Tenant (for all of the Premises leased hereunder) under Paragraphs 2.b., 5 and 7 hereof, as calculated on a per rentable square foot basis.

        e. Delayed Delivery. If Tenant exercises the right of first offer,
           ----------------
Landlord shall use its reasonable efforts to deliver the First Offer Increment to Tenant on the availability date stated in Landlord's availability notice, but Landlord does not guarantee that the First Offer Increment will be available on the availability date stated in Landlord's availability notice if the then existing occupants of the First Offer Increment shall hold-over, or for any other reason beyond Landlord's reasonable control. In such event, as Tenant's sole recourse, the term of this Lease as to the First Offer Increment shall be delayed until Landlord legally delivers the same to Tenant. In no event shall Landlord be required to institute holdover or eviction proceedings against any tenant in order to make any First Offer Increment available to Tenant.

        f. Prerequisite to Exercise of Right. Notwithstanding anything in this
           ---------------------------------
Paragraph 53 to the contrary, if at the time of Tenant's exercise of its right of first offer or at the time the Lease term for the First Offer Increment is to commence, (i) an Event of Default has occurred and is continuing hereunder, (ii) the Tenant originally named under this Lease and/or any Affiliate of such Tenant is not in occupancy of at least seventy-five percent (75%) of the space then demised under this Lease (i.e. at least seventy-five percent (75%) of the space as to which the Commencement Date shall have occurred) or does not at the time of the exercise of the right of first offer or the date immediately preceding the date the Lease term for the First Offer Increment is to commence intend to remain in occupancy of at least seventy-five percent (75%) of such space or to occupy the entire area of the First Offer Increment throughout the balance of the term of this Lease (i.e. such Tenant has assigned or intends to assign this Lease to other than an Affiliate, or intends to sublet the First Offer Increment in whole or in part, or has sublet or intends to sublet any portion of the Premises to other than an Affiliate such that the aforesaid seventy-five percent (75%) occupancy requirement will not be met), then at Landlord's option Tenant shall have no right to lease the First Offer Increment and Tenant's attempt to exercise the right of first offer shall be null and void. If Tenant is not in occupancy of any portion of the Premises due to construction of the Tenant Improvement therein, Tenant shall nevertheless be deemed in "occupancy" of such portion of the Premises for purposes of this Paragraph 53.

       54. Ancillary Sites, Lines and Equipment.
           ------------------------------------

       a. Ancillary Sites, Lines and Equipment. In addition to the Premises,
          ------------------------------------
Landlord hereby grants to Tenant and Tenant hereby accepts from Landlord, a license (the "License") to use the following portions of the Building during the term of this Lease (subject to earlier termination of the License as provided below):

       (i) a certain portion of the roof area above the 16th floor of the Building acceptable to Landlord and Tenant and set forth as the HVAC Site (the "HVAC Site") in an amendment to this Lease, for purposes of installation, operation, maintenance and replacement by Tenant at Tenant's sole expense, of HVAC condenser units, none of which shall have a height in excess of four (4) feet;

       (ii) on a non-exclusive basis, in common with one or more other tenants of the Building and Landlord, the vertical shafts and horizontal raceways of the Building for purposes (and only for the purposes) of installation therein of such electrical and communication wires and cables, pipes, duct-work, and conduit (the "Non-Exclusive Lines") as may be reasonably needed to interconnect Tenant's equipment on the HVAC Site with the Premises, as shown on plans and specifications approved by Landlord, such approval not to be unreasonably withheld; and

       (iii) on an exclusive basis, from a point of entry into the Building to a point within the portion of the Premises located on the 16th floor of the Building, two (2) four inch (4") risers ("Tenant's Risers") installed in the Building as part of the Tenant Improvements and approved by Landlord in accordance with the provisions of Paragraph 4 above, for purposes (and only for the purposes) of installation therein of such electrical wires, cables and conduit as Tenant shall reasonably require in connection with Tenant's permitted use of the Premises (collectively, the "Exclusive Lines"; and together with the Non-Exclusive Lines, the "Lines").

       The above described HVAC condenser units and Lines are collectively referred to herein as the "Equipment". The HVAC Site and the areas of the Building in which the Lines shall be located are collectively referred to herein as the "Ancillary Sites".

       b. Lease Provisions Applicable. The provisions of the Lease shall apply
          ---------------------------
to Tenant's license the Ancillary Sites, and any default by Tenant under this Paragraph 54 shall constitute a breach and default under this Lease for purposes of Paragraph 25 above. Without limiting the generality of the foregoing, the provisions of Paragraphs 14 and 15, entitled "Indemnification of Landlord" and "Insurance", respectively, shall apply in full to Tenant's lease of the Ancillary Sites and Tenant's installation, operation and maintenance of the Equipment. Notwithstanding the foregoing, Landlord shall not be obligated to provide any water, gas or other utilities to the Ancillary Sites, but Landlord shall permit Tenant to tap into the Building's water supply for purposes of supplying necessary water to the HVAC condenser units. The water utilized in connection with the use of the HVAC condenser units shall be recorded by (and paid for by Tenant directly to Landlord or the public utility company (as Landlord shall direct) on the basis of) the separate water meter installed by Tenant in the Premises as part of the Tenant Improvements. The electricity utilized in connection with the use of the Equipment related to the Ancillary Sites shall be drawn from an electrical sub-panel installed by Tenant as part of the Tenant Improvements to serve the Premises and shall be recorded by (and paid for by Tenant directly to Landlord or the public utility company (as Landlord shall direct) on the basis of) the separate electrical meter installed by Tenant in the Premises as part of the Tenant Improvements. Landlord shall not be liable for any loss or damage suffered by Tenant or others because of Landlord's failure to furnish electrical power for any reason, including, without limitation, loss of business or injury to persons or property. Tenant expressly agrees to indemnify, defend and save harmless Landlord and the Indemnitees from and against all loss, costs, penalties, liability, damage and claims of whatever nature arising (or claimed to have arisen) from the installation, maintenance and operation of the Lines or the Equipment, except to the extent arising from the negligence or willful misconduct of Landlord or its employees. In addition to the provisions of Paragraph 28, Landlord shall in no event be liable for any loss or damage to the Equipment, or for any losses Or damages (direct, consequential or otherwise) arising out of or in connection with any loss or damage to the Equipment, in each case regardless of whether caused by Landlord's or its employees' or agents' negligence, and Tenant shall install and maintain the Equipment in such manner as to protect it against damage and disruption.

       c.  (i) Landlord's Approvals or Requirements. Landlord's approval of, or
               ------------------------------------
requirements concerning, the Lines, the Equipment or any plans and specifications, contractors and subcontractors for the design or installation thereof, shall not be deemed a waiver of any of the provisions of this Lease, nor a warranty as to the adequacy of the design, workmanship or quality of materials or installation, and Landlord shall have no responsibility or liability for the same. Landlord shall have no responsibility for any deficiencies in drawings submitted by Tenant for approval by Landlord or any failure of such drawings to reflect actual conditions (concealed or apparent) at the Building, including without limitation any failure of the drawings to reflect existing equipment, walls or other facilities. In the case any such drawings are deficient, Landlord may require that Tenant stop the installation work and revise the drawings. Any matters not specifically reflected in the drawings (including for example, but not limited to, the height of any proposed wall penetration or the height at which the Lines will be run) shall be subject to Landlord's prior written approval, which may be withheld in Landlord's reasonable discretion.

       ii.  Identification. Tenant shall cause Tenant's personnel or
            --------------
contractor(s) to clearly mark (including any color coding required by the Building) each conduit, cable, wire and piece of equipment comprising the Lines with the License number assigned by the Building management and the starting point and the destination of such conduit, cable or wire (e.g. "No.
                                                                    ----------,
Basement to Floor   "), and shall place such identification tags in each closet,
                  --
if any, that the Lines pass through, on each horizontal run of the Lines, and on each item of equipment that is part of the Lines.

       iii. Line Specifications. All Lines shall comply with the specifications
            -------------------
and requirements established by Landlord from time to time, including without limitation the following: (a) Tenant's vertical riser Lines shall be fiber optic or, subject to the requirements of clause (c) below, copper, (b) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser lines) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation (and such insulation shall not be provided by the use of additional unused twisted pair lines), (c) no copper communications wire shall be installed in the same riser sleeve, chaseway or other enclosure in close proximity with electrical wire, no PVC-coated lines shall be installed under any circumstances, and all Lines not in conduit shall be plenum rated, (d) all Lines shall be installed appropriately underground, within walls, above suspended ceilings, within sleeves (which, in the case of vertical or horizontal fiber Lines, shall be through plenum-rated innerduct), pipes, conduits or horizontal chaseways or otherwise as Landlord shall require, and in no event shall be visible to tenants or occupants of the Building, (e) each riser Line installed by or for Tenant shall be tied off and securely anchored at each floor of the building, and any metal clamps or other metal equipment shall be properly grounded, (f) no multiplexers, PBX mainframes, file servers, key system units or any other equipment or items of any kind shall be installed in any wire closet except 25 pair 66 Block connectors, and then only if expressly approved or required by Landlord in writing (in the exercise of Landlord's reasonable judgment), (g) appropriate ground protectors shall be used to protect against over-voltage or overcurrent of 600 volts or greater at the Building's main telephone equipment room, and (h) all installation, modification, maintenance, replacements, and removal of the Lines shall comply with such inside wire standards as Landlord shall adopt from time to time.

       d. Impositions. Tenant shall be responsible for and promptly pay all
          -----------
additional real and personal property taxes, assessments, charges, fees or other governmental impositions levied or assessed on the Building or the Real Property due to the Equipment or the construction of operation thereof.

       e. Installation Plans. Tenant shall submit to Landlord detailed plans and
          ------------------
specifications for the Equipment' (and any subsequent modification or replacement of the Equipment if the same would result in a greater burden on the Building's roof, the Building Systems or Base Building Components, require an expansion of the Ancillary Sites or require additional Lines be placed therein), and Landlord shall not unreasonably withhold its approval of such plans and specifications. Tenant shall not commence any installation of the Equipment or any such modification or replacement until any plans and specifications so requiring Landlord's approval have been so approved in writing by Landlord, and Tenant shall have submitted such evidence as Landlord shall reasonably require evidencing that Tenant has obtained all necessary governmental approvals and permits for installation and operation of the Equipment. Landlord shall have no responsibility for, and Tenant holds Landlord harmless from, any failure of Tenant's Equipment to function properly notwithstanding the fact that Landlord may have approved plans and specifications therefor. Tenant shall keep the Ancillary Sites and the Real Property free from any liens arising out of any work performed, materials furnished or obligations incurred with respect to the Equipment. Tenant shall install, maintain and operate the Equipment in a safe manner that shall not overburden or otherwise adversely affect any walls, floors, ceilings or any other structural or nonstructural elements in the Building or the electrical system therein. Tenant shall give Landlord not less than ten (10) days prior written notice of the commencement of any construction or installation under this Article 54, including any construction which is part of the initial Improvements. If required by Landlord, Tenant shall obtain opinions from engineers reasonably acceptable to Landlord (or at Landlord's sole discretion, shall reimburse Landlord's costs for obtaining such opinions directly) stating that the Lines and Work to be done with respect thereto will not adversely affect other lines or equipment at the Building, the Building systems and equipment (including without limitation, electrical, heating, ventilating, air-conditioning, plumbing, alarm and fire protection), or the Building structure. At all times during the term of this Lease, Tenant shall maintain with Landlord a current and complete record of all Tenant's Lines in the Building.

       f. Use: Compliance With Law. Tenant agrees that Tenant shall not sell the
          ------------------------
HVAC or energy services of the Equipment, or otherwise use the Equipment to provide services to any other party (other than to permitted subtenants in the Premises) or to any other location other than the Premises. Tenant shall have the right to operate the generator and related Equipment only when (and for so long as) the supply of electrical service to the Premises in the ordinary manner has been interrupted. Landlord makes no representation that Tenant's contemplated use of the Lines or the Ancillary Sites will comply with applicable Legal Requirements. Tenant, at Tenant's sole expense, shall comply with all Legal Requirements regarding the installation, construction, operation and maintenance of the Equipment, and shall be solely responsible for obtaining and shall obtain and keep in force all permits, licenses and approvals necessary for operation of the Equipment (provided that in doing so Tenant shall not adversely affect Landlord or impair in any way Landlord's current and permitted use of the Building). If at any time during the term of this Lease such permits or approvals shall expire and are not renewed within thirty (30) days after the expiration thereof, or if applicable Legal Requirements shall otherwise not permit the Equipment to remain or be operated on the Ancillary Sites, or if there shall be any release of Hazardous Materials upon the Ancillary Sites or any other portion of the Property (or upon adjacent lands) arising out of or in connection with the Equipment, Tenant shall promptly remove the Equipment in accordance with the provisions set forth below applicable to Tenant's removal of the Equipment upon the expiration or earlier termination of the Lease.

       Tenant shall not use any portion of the Ancillary Sites for the storage, generation or handling of Hazardous Materials without the express written prior consent of Landlord, and then only to the extent that the presence of the Hazardous Materials is (i) properly licensed and approved by all appropriate governmental officials and in accordance with all applicable Legal Requirements and (ii) in compliance with any terms and conditions stated in said prior written approval by Landlord. Tenant shall promptly provide Landlord with copies of all notices received by it, including, without limitation, any notice of violations, notice of responsibility or demand for action from any federal, state or local authority or official in connection with the presence of Hazardous Materials in or about the Ancillary Sites or any other portion of the Property. In the event of any release of Hazardous Materials upon the Ancillary Sites or any other portion of the Property, or upon adjacent lands, if caused by Tenant or any other Tenant Party, Tenant shall promptly remedy the problem in accordance with all applicable Legal Requirements. The provisions of Paragraphs 8.b. and 8.c. of this Lease shall fully apply to Tenants use of the Ancillary Sites and the installation, maintenance and operation of the Equipment.

       g. Interference by Equipment. Tenant shall not use the Ancillary Sites or
          -------------------------
the Lines so as to interfere in any way with the ability of tenants or other occupants of the Building or occupants of other properties to receive or transmit radio, television, telephone, computer, data processing, fiber optic,

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

microwave, short-wave, long-wave or other signals of any sort, nor so as to interfere with the use by Landlord or such other tenants or occupants of electric, computer, electronic, fiber optic or other facilities, equipment, appliances, personal property or fixtures, nor so as to interfere in any way with the use of any antennas, satellite dishes or other equipment or facilities currently or hereafter located on the roof or any other floor or area of the Building or other properties. If the operation of the Equipment, interferes with such items, then immediately following written notice from Landlord to Tenant any of such interference, Tenant shall eliminate such interference. If Tenant is unable to promptly eliminate such interference, Tenant shall immediately cease operation of the interfering Equipment and remove the interfering Equipment from the Ancillary Sites pursuant to Paragraph 54.h. below. Landlord shall reasonably cooperate in relocating the Equipment on the Ancillary Sites to a new location in or on the Building, if available, where such interference is not likely to be experienced, which relocation shall be at Tenant's sole expense. Landlord and Tenant shall cooperate with each other at all times during the term of this Lease so as to minimize interference between the Equipment and other communications equipment in the Building or on the Building's roof.

       h. Removal of Equipment. The Equipment shall be and remain Tenant's
          --------------------
property throughout the term of this Lease. Upon the expiration or any sooner termination of this Lease, or if Tenant fails to perform any of its obligations under this Paragraph 54 and such failure continues for ten (10) days after written notice thereof from Landlord (or if the failure cannot by its nature be cured within the 10-day period, if Tenant fails to commence to cure such failure within the 10-day period and thereafter diligently prosecute such cure to completion), or if Tenant is required to remove the Equipment pursuant to Paragraph 54.g. or by any governmental agency having jurisdiction over the Equipment, Tenant shall at its expense remove all of the Equipment from the Ancillary Sites, raceways and Building areas and restore any damage caused by the installation or removal.

       i. Access to Ancillary Sites. Subject to the notice requirements
          -------------------------
hereinafter set forth, Tenant shall have the right, at Tenant's sole cost and expense, to enter upon the Ancillary Sites to construct, install, operate and maintain the Equipment on the Ancillary Sites until this Lease terminates. Tenant may access the Ancillary Sites and perform construction work therein in accordance with the plans and specifications approved by Landlord pursuant to Paragraph 54.e. above. Tenant may have access to the Ancillary Sites for normal repairs during Business Hours upon not less than twenty-four (24) hours' prior telephone notice to the Building Manager (as designated by Landlord from time to time by notice to Tenant) during Business Hours, except in the case of emergencies, when prior notice shall not be required (but Tenant shall give Landlord subsequent notice of such access as soon as practicable after such emergency). A representative of Landlord shall be entitled to be present any time Tenant wishes to access the Ancillary Sites. Landlord may allow access to the Ancillary Sites to any persons who show evidence which in the sole good faith judgment and discretion of Landlord, appears to constitute authorization by Tenant or by any other tenant granted rights by Landlord to install, operate and/or maintain facilities or equipment of any kind in such areas of the Building, or by any representative or agent of Landlord for such access. Tenant shall pay Landlord's charges for monitoring or supervising Tenant's activities in connection with the License granted hereunder by any of Landlord's administrative, engineering, security or other personnel, which shall be billed to Tenant at the hourly standard rates for such services, as established from time to time by Landlord, and shall be payable by Tenant within thirty (30) days of such billing.

          j. Landlord's Liability. Landlord shall have no obligation to design,
             --------------------
install, construct, use, operate, maintain, repair, replace or remove Tenant's Equipment or to have any other responsibility or liability in connection therewith or the operations thereof.

          k. Repair. Tenant acknowledges and agrees that Tenant accepts the
             ------
Ancillary Sites in their "as-is" condition, and that Tenant own expense shall make any alterations necessary to make such sites suitable for Tenant's purposes thereon, subject to Landlord's approval rights set forth above. Tenant, at Tenant's sole cost and expense, shall keep the Ancillary Sites in good condition and repair. Landlord makes no representations respecting the condition

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

of the Ancillary Sites or their suitability for operation of the Equipment. Landlord shall use its good faith efforts to perform any repairs to or about the Ancillary Sites to be performed in such manner as shall not require Tenant to remove Tenant's Equipment from the Ancillary Sites, but Landlord, on reasonable advance notice to Tenant, may require Tenant to temporarily remove Tenant's Equipment from the Ancillary Sites if the same is reasonably required in order to allow Landlord to perform the repairs. Such removal and the reinstallation of the Equipment shall be at Tenant's sole cost and expense.

       1. Relocation of Ancillary Sites. Upon no less than thirty (30) days'
          -----------------------------
prior written notice to Tenant, Landlord may require Tenant to relocate the Ancillary Sites (or any of them) to another location in or on the Building which does not have a material adverse affect on the reception or other functioning of the Equipment. Except as otherwise provided in this Paragraph 54, all work necessary to move the Equipment applicable to the Ancillary Sites shall be performed by Landlord at Landlord's expense, including the expense of complying with all Legal Requirements regarding the installation of the Equipment in the new locations. Tenant acknowledges that during any such relocation the Equipment will be unavailable for Tenant's use.

       m. Damage or Destruction: Eminent Domain. A fire or other casualty or a
          -------------------------------------
taking affecting the Ancillary Sites or the Equipment shall not affect the rights and obligations of Tenant under this Lease, and this Lease shall remain in full force and effect, without any abatement of any amounts payable to Landlord thereunder. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which maybe paid or made in connection with any taking of the Ancillary Sites, and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of its rights under this Paragraph 54; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for the Equipment, so long as any award to Tenant will not reduce the award to Landlord.

       n. Evacuation. If Landlord closes the Building and calls for its
          ----------
evacuation, or suggests that the Building be evacuated for any reason, including because of an electrical failure, and if one or more employee, agent, contractor, or other person acting on behalf of or at the request of Tenant or Tenant's affiliate(s) ("Tenant's Personnel") remains in or later enters the Building or the Premises during the evacuation period, then Tenant hereby waives all claims against Landlord and the other Indemnitiees for any injury incurred by any of Tenant's Personnel, or injury to property, due in whole or in part to Tenant's failure to evacuate all of Tenant's Personnel from the Premises and the Building. Further, Tenant will hold the Landlord and the other Indemnitees harmless from and defend and indemnify them against any and all claims, liabilities, damages or costs, including reasonable attorney's fees, incurred by them due to injury to person or property as a direct or indirect result of Tenant's Personnel remaining in the Premises or the Building during such evacuation period.

       o. Security. The parties acknowledge that safety and security devices,
          --------
services and programs provided by Landlord at the Building (including without limitation, such devices and programs affecting the room in which the main distribution frame for the Building is located, the Ancillary Sites and the Building), if any, may not prevent theft or other criminal acts, or ensure safety of persons or property or limit access. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by any party, is assumed by Tenant with respect to Tenant's property and interests (including without limitation the Lines), Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, and Tenant releases Landlord and the other Indemnitees from any liability for or in connection with such acts and losses. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Legal Requirement.

       p. UPS Site. Landlord recognizes that Tenant may, at some time during the
          --------
term of this Lease, desire to install, at Tenant's sole cost and expense, a battery powered UPS system in the basement or garage areas of the Building. Upon Tenant's request, Landlord will endeavor in good faith to provide suitable space to Tenant for such purposes, provided that such space is available to Landlord, and provided further that Landlord and Tenant agree, after good faith negotiations, as to the terms, covenants and conditions applicable to Tenant's license of any such space. In the event any such space is licensed by Tenant, the terms, covenants and conditions applicable thereto shall be set forth in an amendment to this Lease approved and executed by Landlord and Tenant. Tenant shall have the right to operate any Such UPS system and related equipment only when (and for so long as) the supply of electrical service to the Premises in the ordinary manner has been interrupted.

       q. Survival. The indemnities granted by Tenant in this Paragraph 54 shall
          --------
survive the expiration or earlier termination of the Lease.

       55. Parking. Landlord shall provide Tenant with valet-type parking for
           -------
twenty (20) automobiles in the garage of the Building, and Tenant shall pay for such parking at Landlord's regular rate or charge from time to time in effect for parking in the Building. Tenant shall provide Landlord with written notice of the names of each party to whom Tenant from time to time distributes Tenant's parking rights hereunder (all of whom must be employees, partners, members and/or shareholders, as applicable, of Tenant), and shall cause each such party to execute Landlord's standard contract and waiver form for garage users. If the parking charge is not paid when due, and such failure continues for five (5) days after notice thereof to Tenant, then Landlord may terminate Tenant's rights under this Paragraph 55 as to the number of spaces as to which the parking charge has not been paid in full. The parking rights set forth in this Paragraph 55 are personal to the Tenant originally named in this Lease and its Affiliates and shall not inure to the benefit of any other successor, assignee or subtenant of Tenant. Further, if at any time during the term hereof, Tenant releases to Landlord any parking space provided for in this paragraph, then Tenant's right under this paragraph to use such released parking space shall forever terminate.

       THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at
       ----------------------
the top of page 1 hereof.

RUSS BUILDING,                                BEA SYSTEMS, INC.,
a California general partnership              a Delaware corporation

By  Shorenstein Company, L.P., a              By  /s/ William T. Coleman III
    California limited partnership,             -----------------------------
    General Partner                           Name   William T. Coleman III
                                                  ---------------------------
    By  Shorenstein Management, Inc., a       Title  CEO
        California corporation,                    --------------------------
        General Partner                                     Tenant

         By  /s/ Douglas W. Shorenstein
            ----------------------------
            Douglas W. Shorenstein
                   President



          Landlord

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